                         ASSET ACQUISITION AGREEMENT
                            dated April 15, 1997

                             FOR THE ACQUISITION OF

                               CERTAIN ASSETS OF
                              PREMIER SOLUTIONS LTD.

                                       BY

                                A SUBSIDIARY OF
                           SUNGARD DATA SYSTEMS INC.

                               TABLE OF CONTENTS


                                                   Page

Background                                          -1-

1.  DEFINED TERMS                                   -2-
     1.1.  "Accounts Receivable"                    -2-
     1.2.  "Asset"                                  -2-
     1.3.  "Cash Asset"                             -2-
     1.4.  "Consent"                                -2-
     1.5.  "Contract"                               -2-
     1.6.  "Contract Right"                         -2-
     1.7.  "Employee Benefit Plan"                  -2-
     1.8.  "Encumbrance"                            -3-
     1.9.  "Excluded Assets"                        -3-
    1.10.  "Executive Officers of Seller"           -3-
    1.11.  "GAAP"                                   -3-
    1.12.  "Hazardous Substances"                   -3-
    1.13.  "Insurance Policy"                       -3-
    1.14.  "Intangible"                             -3-
    1.15.  "Judgment"                               -3-
    1.16.  "Law"                                    -3-
    1.17.  "Maximis"                                -4-
    1.18.  "Obligation"                             -4-
    1.19.  "Permit"                                 -4-
    1.20.  "Person"                                 -4-
    1.21.  "Proceeding"                             -4-
    1.22.  "Real Property"                          -4-
    1.23.  "Software"                               -4-
    1.24.  "Tangible Property"                      -4-
    1.25.  "Tax"                                    -4-

2.  THE TRANSACTION                                 -4-
    2.1.   Sale and Purchase of Specified Assets    -4-
           2.1.1  Specified Assets of Seller        -5-
           2.1.2  Specified Liabilities of Seller   -6-
    2.2.   No Other Liabilities                     -7-
           2.2.1  Affiliates                        -7-
           2.2.2  Taxes                             -7-
           2.2.3  Excluded Liabilities              -7-
           2.2.4  Post-Closing                      -7-
           2.2.5  Transaction Related               -8-
           2.2.6  Defaults                          -8-
           2.2.7  Employees                         -8-
           2.2.8  Infringement                      -8-
           2.2.9  Encumbrances                      -8-
           2.2.10  Maximis                          -8-
           2.2.11  Excluded Contracts               -8-
    2.3.   Seller's Employees                       -8-

                                       (i)

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                                                   Page

3.  PURCHASE PRICE AND CLOSING FINANCIAL STATEMENTS -9-
    3.1.   Purchase Price and Allocation            -9-
    3.2.   Closing Financial Statements             -9-
           3.2.1  Type of Statements                -9-
           3.2.2  Audit Requirements               -10-
           3.2.3  Delivery of Documents            -10-
    3.3.   Purchase Price Adjustments              -11-
           3.3.1  Net Assets Adjustment            -11-
           3.3.2  Net Assets Statement             -11-
           3.3.3  Payment of Net Asset Adjustment
                  and First Holdback               -12-
    3.4.   Accounts Receivable Adjustment          -12-
           3.4.1  Collections by Buyer             -12-
           3.4.2  Unpaid Receivables               -12-
           3.4.3  Adjustment to Purchase Price
                  and Payment of the Second
                  Holdback                         -13-
           3.4.4  Collections by Seller            -13-
    3.6.   Earnout Payment                         -14-
           3.6.1  1997 Payment                     -14-
           3.6.2  1998 Payment                     -14-
           3.6.3  1999 Payment                     -14-
           3.6.4  Revenue Recognition              -14-
           3.6.5  PSL's Operations                 -15-
           3.6.6  Calculation and Payment          -15-
    3.7.   Currency and Method of Payment          -15-
    3.8.   Imputed Interest                        -16-

4.  REPRESENTATIONS OF THE SELLING COMPANIES       -16-
    4.1.  Organization                             -16-
    4.2.  Effect of Agreement                      -16-
    4.3.  Financial and Corporate Records          -17-
    4.4.  Compliance with Law                      -17-
    4.5.  Financial Statements                     -17-
    4.6.  Assets                                   -18-
    4.7.  Seller's Obligations                     -18-
    4.8.  Operations Since January 31, 1997        -18-
    4.9.  Accounts Receivable                      -19-
    4.10.  Tangible Property                       -19-
    4.11.  Real Property                           -19-
    4.12.  Software and Intangibles                -19-
    4.13.  Contracts                               -20-
    4.14.  Employees and Independent Contractors   -21-
    4.15.  Employee Benefit Plans                  -22-
    4.16.  Customers, Prospects and Suppliers      -23-
    4.17.  Taxes                                   -23-
    4.18.  Proceedings and Judgments               -24-
    4.19.  Insurance                               -24-
    4.20.  Questionable Payments                   -24-
    4.21.  Related Party Transactions              -24-

                                       (ii)

                                                   Page
    4.22.  Brokerage Fees                          -25-
    4.23.  Full Disclosure                         -25-

5.  REPRESENTATIONS OF THE BUYING COMPANIES        -25-
    5.1.   Organization                            -25-
    5.2.   Effect of Agreement                     -25-
    5.3.   Brokerage Fees                          -26-
    5.4.   Full Disclosure                         -26-
    5.5.   Access to Information                   -26-

6.  CONDITIONS TO CLOSING FOR SELLING COMPANIES    -26-
    6.1.   Buying Companies' Representations       -26-
    6.2.   Buying Companies' Performance           -26-
    6.3.   Absence of Proceedings                  -26-
    6.4.   Hart-Scott-Rodino                       -26-

7.  CONDITIONS TO CLOSING FOR BUYING COMPANIES     -27-
    7.1.   Selling Companies' Representations      -27-
    7.2.   Selling Companies' Performance          -27-
    7.3.   Absence of Proceedings                  -27-
    7.4.   Absence of Adverse Changes              -27-
    7.5.   Hart-Scott-Rodino                       -27-
    7.6.   Consents                                -27-

8.  CLOSING                                        -27-
    8.1.   Closing                                 -27-
    8.2.   Obligations of Seller at Closing        -27-
           8.2.1  Specified Assets                 -28-
           8.2.2  Documents of Transfer            -28-
           8.2.3  Name Change                      -28-
           8.2.4  Incumbency Certificate           -28-
           8.2.5  Resolutions                      -28-
           8.2.6  Good Standing                    -28-
           8.2.7  Closing Certificate              -28-
           8.2.8  Opinion of Counsel               -28-
           8.2.9  Consents                         -29-
           8.2.10 Debt Payoff                      -29-
           8.2.11  Non-Compete Agreements          -29-
           8.2.12  Restructuring Documents         -29-
           8.2.13  Other Documents                 -29-
    8.3.   Obligations of Buying Companies at
             Closing                               -29-
           8.3.1   Closing Payments                -29-
           8.3.2   Assumption of Liabilities       -29-
           8.3.3   Closing Certificate             -29-
           8.3.4   Incumbency Certificate          -30-
           8.3.5   Resolutions                     -30-
           8.3.6   Good Standing                   -30-
           8.3.7   Opinion of Counsel              -30-

                                       (iii)

                                                   Page
           8.3.8  Other Documents                  -30-

9.  CERTAIN POST-CLOSING OBLIGATIONS               -30-
     9.1.  Transition and Cooperation              -30-
     9.2.  Use of Names                            -30-
     9.3.  Contract Matters                        -31-
           9.3.1  Consent                          -31-
           9.3.2  Subcontracting                   -31-
           9.3.3  Buyer's Instructions             -31-
           9.3.4  Collateral Assignment            -31-
     9.5.  PSL's Operations during Earnout Period  -32-
     9.6.  NIDS Twenty-First Century Operation     -32-
     9.7.  Further Assurances                      -32-
     9.8.  Books and Records of Seller             -33-
     9.9.  Books and Records of Buyer              -33-
     9.10. Cash Reconciliation                     -33-

10.  RESTRICTIVE COVENANTS OF THE SELLING
      COMPANIES                                    -33-
    10.1.  Certain Acknowledgements                -33-
           10.1.1  Competitive Nature of
                   Business                        -33-
           10.1.2  Access to Information           -33-
           10.1.3  Basis for Covenants             -34-
    10.2.  Nondisclosure Covenants                 -34-
           10.2.1  General Restrictions            -34-
           10.2.2  Software Restrictions           -34-
    10.3.  Nondisclosure Covenants of the
           Buying Companies                        -34-
    10.4.  Noncompetition Covenants                -35-
           10.4.1 Solicitation Restrictions        -35-
           10.4.2 Software Restrictions            -35-
           10.4.3 Competing Business
                  Restrictions                     -35-
    10.5.  Certain Exclusions                      -35-
    10.6.  Enforcement of Covenants                -36-
    10.7.  Scope of Covenants                      -36-

11. INDEMNIFICATION                                -36-
    11.1.  Selling Companies' Indemnification      -36-
           11.1.1 Misrepresentation                -36-
           11.1.2 Nonperformance                   -36-
           11.1.3 Non-Assumed Obligations          -36-
           11.1.4 Unasserted Claims                -37-
           11.1.5 Proceedings by Employees
                  and Related Matters              -37-
           11.1.6 Other Proceedings                -37-
           11.1.7 NIDS Twenty-First Century
                  Operation                        -37-
    11.2.  Buying Companies' Indemnification       -37-
           11.2.1 Misrepresentation                -37-
           11.2.2 Nonperformance                   -37-
           11.2.3 Specified Liabilities            -38-
           11.2.4 Proceedings by Employees
                  and Related Matters              -38-

                                       (iv)

                                                 Page

    11.3.  Indemnification Procedures            -38-
           11.3.1 Notice                         -38-
           11.3.2 Defense                        -38-
           11.3.3 Payments                       -38-
           11.3.4 Sole Remedy                    -39-
    11.4.  Limits on Indemnification             -39-
           11.4.1 Deductible                     -39-
           11.4.2 Ceiling                        -39-
           11.4.3 Time Period                    -39-
           11.4.4 Exceptions                     -39-
    11.5.  Setoff and Holdback                   -39-

12. OTHER PROVISIONS                             -39-
    12.1.  Fees and Expenses                     -39-
    12.2.  Notice                                -40-
    12.3.  Survival of Representations and
           Covenants                             -40-
    12.4.  Interpretation of Representations     -40-
    12.5.  Reliance by the Buying Companies      -40-
    12.6.  Entire Understanding                  -40-
    12.7.  Publicity                             -41-
    12.8.  Parties in Interest                   -41-
    12.9.  Waivers                               -41-
    12.10. Severability                          -41-
    12.11. Counterparts                          -41-
    12.12. Section Headings                      -41-
    12.13. References                            -41-
    12.14. Controlling Law                       -41-
    12.15. Dispute Resolution                    -42-
    12.16. Jurisdiction and Process              -42-
    12.17. No Third-Party Beneficiaries          -42-

                                       (v)

                          ASSET ACQUISITION AGREEMENT

Parties:               Premier Solutions Ltd.
                       a Pennsylvania corporation ("Premier")
                       333 Technology Drive
                       Malvern, PA 19355

                       Global Software, Inc.
                       a Nevada corporation ("Premier's Subsidiary") Bank of America Plaza, Suite 1100
                       300 South Fourth Street
                       Las Vegas, NV 89101

                       Safeguard Scientifics, Inc.
                       a Pennsylvania corporation ("Seller's Parent") 800 The Safeguard Building
                       435 Devon Park Drive
                       Wayne, PA 19087

                       PSL Acquisition Inc.
                       a Delaware corporation ("Buyer")
                       103 Springer Building, 3411 Silverside Road
                       Wilmington, DE 19810

                       SunGard Data Systems Inc.
                       a Delaware corporation ("Buyer's Parent")
                       1285 Drummers Lane
                       Wayne, PA 19087

Date:                  April 15, 1997


Background:   Premier is in the business of providing data processing and related services using proprietary software systems, and designing, developing, selling, licensing maintaining and enhancing a variety of proprietary software systems and products, which proprietary software systems are used for multicurrency trust accounting and global custody, portfolio management, shareholder accounting, investment accounting and management, data warehousing for trust and custody and other support functions, to banks and other financial institutions ("Business"). Premier is approximately eight-five percent (85%) beneficially owned by Seller's Parent and Premier's Subsidiary is one hundred percent (100%) owned by Premier (Premier, Premier's Subsidiary and Seller's Parent are sometimes collectively referred to herein as "Selling Companies"). Buyer is a wholly owned subsidiary of Buyer's Parent. (Buyer and Buyer's Parent are sometimes collectively referred to herein as "Buying Companies"). As used hereinafter, the term "Seller" means, collectively, Premier and Premier's Subsidiary, and the term "Seller's Business" means all of the Business of Seller other than that related to the Maximis product line. The parties desire that Seller sells and Buyer buys substantially all of Premier's business and assets, all on and subject to the terms and conditions of this Agreement.

    INTENDING TO BE LEGALLY BOUND, in consideration of the mutual agreements contained herein, and subject to the satisfaction of the terms and conditions set forth herein, the parties agree as follows:

    1. DEFINED TERMS Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

           1.1. "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract (as defined in Section 1.5); (b) any note receivable; or (c) any other receivable or right to payment of any nature.

           1.2. "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including, but not limited to, Cash Assets (as defined in Section 1.3), prepayments, deposits, escrows, Accounts Receivable (as defined in Section 1.1), Tangible Property (as defined in
Section 1.24), Real Property (as defined in Section 1.22), Software (as defined in Section 1.23), Contract Rights (as defined in Section 1.6), Intangibles (as defined in Section 1.14) and good will, and claims, causes of action and other legal rights and remedies.

           1.3.     "Cash Asset" means any cash on
hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

           1.4. "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.20), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

           1.5. "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements or purchase options.

           1.6. "Contract Right" means any right, power or remedy of any nature under any Contract (as defined in Section 1.5) including, but not limited to, rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations (as defined in Section 1.18), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

           1.7. "Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

           1.8. "Encumbrance" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature, other than the permitted encumbrances" which are set forth on Exhibit
1.8 and hereinafter referred to as the "Permitted Encumbrances".

           1.9. "Excluded Assets" means the Assets of Seller identified on Exhibit 1.9A, "Excluded Liabilities" means the liabilities of Seller identified on Exhibit 1.9B, "Excluded Contracts" means the Contracts identified on Exhibit 1.9C, in each case other than those related to Maximis.

           1.10. "Executive Officers of Seller" means G.A. Mossman, III, William J. Tobia and James E. Ashton, III.

           1.11. "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, consistently applied. In no event shall the consistent application of the historical accounting policies used by the Selling Companies have priority over GAAP, regardless of materiality.

           1.12. "Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by any United States federal government authority, or any state or local government authority having jurisdiction over Seller's Real Property, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to, (a) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any Law of any state in which any of Seller's leased or owned Real Property is located or any United States Law, and (b) asbestos, polychlorinated biphenyls ("PCB's") and petroleum.

           1.13. "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

           1.14. "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right or other intangible asset of any nature, whether in use, under development or design, or inactive.

           1.15. "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

           1.16. "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

           1.17. "Maximis" means any Asset (as defined in Section 1.2), Contract (as defined in Section 1.5) or Obligation (as defined in Section 1.18) related in any manner to the portfolio management/investment accounting Software with the trade name of "MAXIMIS" that is marketed and maintained by Premier.

           1.18. "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

           1.19. "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

           1.20. "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

           1.21. "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

           1.22. "Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights and utility rights.

           1.23. "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

           1.24. "Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

           1.25. "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

2. THE TRANSACTION

           2.1. Sale and Purchase of Specified Assets. On the Closing Date (as defined in Section 8.1), effective to the fullest extent possible at 5:00 p.m. EDT on the Effective Date

(as defined in Section 8.1), and subject to the other terms and conditions of this Agreement, the Seller hereby sells, transfers, assigns and conveys to Buyer, and Buyer hereby purchases, all right, title and interest in and to all of the Specified Assets (as defined in Section 2.1.1), and Seller hereby assigns to Buyer, and Buyer hereby assumes, the Specified Liabilities of Seller (as defined in Section 2.1.2).

           2.1.1 Specified Assets of Seller. The "Specified Assets of Seller" means all Assets (as defined in Section 1.2) of Seller as of the Effective Date, wherever located and whether or not reflected on Seller's books and records used in or pertaining to Seller's Business, including, but not limited to, the following Assets, but excluding the Excluded Assets (as defined in Section 1.9) and excluding the Assets specifically excepted below:

                    (A) All Software (as defined in Section 1.23) owned by Seller or under development by Seller, but excluding the Maximis Software.

                    (B) All Intangibles (as defined in Section 1.14) owned by Seller or under development by Seller, but excluding all Maximis
Intangibles.

                    (C) All of Seller's Accounts Receivable (as defined in
Section 1.1) and other current assets including, but not limited to, prepaid expenses, security deposits, rent escrows, and other prepayments, deposits and escrows, but excluding (1) all Cash Assets (as defined in Section 1.3);
(2) all prepayments and rights to refunds or credits of any Taxes (as defined in Section 1.25) other than those related to real estate taxes for Seller's leased Real Property to be transferred to Buyer hereunder for the period beginning on the Effective Date; (3) all intercompany receivables and all note receivables from officers, directors and employees of Seller; (4) all prepayments and deposits with respect to Seller's leased Real Property not being transferred to Buyer hereunder; (5) all prepaid premiums and other prepayments and deposits with respect to Seller's Insurance Policies; (6) all prepayments and deposits with respect to Seller's Group Insurance Plans (as defined in Section 2.1.1(F)) and Seller's Retirement Plans (as defined in
Section 2.1.1,); and (7) any Accounts Receivable or other current Assets relating to Maximis.

                    (D) All of Seller's Tangible Property (as defined in
Section 1.24) excluding Tangible Property relating solely to Maximis and excluding the furniture and fixtures in the leased Real Property not being transferred to Buyer hereunder.

                    (E) All of Seller's Contract Rights (as defined in
Section 1.6) under the Specified Contracts (as defined in Section 4.13) and, including without limitation, all rights of Seller with respect to all noncompetition, nondisclosure and other restrictive covenants made for the benefit of Seller or its affiliates in any agreements between Seller and its current and former employees; but excluding Contract Rights under (1) this Agreement and any other Contracts entered into by any of the Selling Companies with any of the Buying Companies in connection with the transactions contemplated by this Agreement; (2) Contracts that constitute or evidence Employee Benefit Plans (as defined in Section 1.7) of Seller, except for Seller's health and dental insurance contract with Prudential Health Care that is attached to Schedule 4.15 and shall be deemed a Specified Contract for the purpose of this Agreement; (3) all Contracts relating to the acquisition of Seller or any of Seller's predecessors, provided that the Specified Assets shall include the rights of Seller with respect to all noncompetition, nondisclosure and other restrictive covenants made for the benefit of Seller or its affiliates in any such Contract; (4) any Specified Contracts requiring a Consent
                                       5
that is not obtained or waived on or before the Closing Date ("Non-Assigned Contracts"), provided that, once such Consent is obtained or waived, the Contract Rights under such Specified Contract shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets as of the date such Consent is delivered to Buyer; (5) all Contract Rights under any license, distribution, maintenance, customer, vendor Contract or other Contract relating to Maximis; and (6) all Contract Rights under the Excluded Contracts (as defined in Section 1.9).

                    (F) All transferable rights under all Permits (as defined in Section 1.19) related to Seller's Business granted or issued to Seller or otherwise held by Seller.

                    (G) All of Seller's rights with respect to telephone numbers, telephone directory listings and advertisements, and all of Seller's goodwill, in each case to the extent related to Seller's Business.

                    (H) All of Seller's customer lists, prospect lists, supplier lists, data bases, computer media, sales and marketing materials, invoices, correspondence, files, books and records, but excluding (1) Seller's minute books, stock books, articles of incorporation, seals, tax returns or other records relating to the organization of Seller; and (2) Seller's files, books and records relating exclusively to Seller's Assets not included in the Specified Assets or to Seller's liabilities not included in the Specified Liabilities.

                    (I) All of Seller's claims, causes of action and other legal rights and remedies, whether or not known as of the Effective Date, relating to Seller's ownership of the Specified Assets and/or the operation of Seller's Business, but excluding causes of action and other legal rights and remedies of Seller (1) against any of the Buying Companies with respect to the transactions contemplated by this Agreement; (2) relating exclusively to Seller's Assets not included in the Specified Assets or to Seller's liabilities not included in the Specified Liabilities; or (3) relating to income Tax refunds, credits or deductions relating to the period ending on or before the Effective Date.

             2.1.2 Specified Liabilities of Seller. The "Specified Liabilities of Seller" means the following specifically described liabilities of Seller as of the Effective Date:

                    (A) The current and long-term liabilities of Seller which shall be reflected on the Closing Balance Sheet (as defined in, and to be prepared in accordance with, Section 3.2.1), but only to the extent that the incurrence or existence of any such liability does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement (including, but not limited to, those of Section 4.8). Notwithstanding the foregoing, the Specified Liabilities shall not include (1) the Excluded Liabilities (as defined in Section 1.9) or any reserves pertaining to any of the Excluded Assets or the Excluded Contracts;
(2) any current or long-term notes payable and all accrued interest with respect thereto, other than any current or long-term notes payable or capitalized leases for any of the Specified Assets; (3) any liabilities for overdrafts or any other liabilities with respect to bank accounts; (4) any intercompany payables or any guarantees of indebtedness of the Seller's Parent or any subsidiary or affiliate of Seller or Seller's Parent; (5) any liabilities related to Maximis; (6) any accrued expenses with respect to Seller's Insurance Policies; and (7) any accrued expenses, liabilities or reserves pertaining to Seller's leased Real Property relating to the period ending on or before the Effective Date.

                    (B) The liabilities of Seller under those Specified Contracts (as defined in Section 4.13) to which Seller is a party, but only to the extent that such liabilities are not due to any breach or default by any of the Selling Companies under any such Specified Contract occurring prior to or on the Closing Date. Notwithstanding the foregoing, the Specified Liabilities of Seller shall not include the liabilities of the Selling Companies under (1) this Agreement or any other Contracts entered into by any of the Selling Companies with any of the Buying Companies in connection with the transactions contemplated by this Agreement; (2) any Contracts that constitute or evidence Employee Benefit Plans of Seller, other than Seller's health and dental insurance contract with Prudential Health Care which is being assigned to Buyer hereunder, but only to the extent that such liabilities accrue to Buyer after the Effective Date and are not due to a breach or default by any of the Selling Companies occurring prior to or on the Closing Date; and (3) any Contracts relating to the formation or acquisition of Seller or any of Seller's predecessors.

                    (C) The liabilities of Seller for any Tax incurred and payable with respect to Seller's Business and/or the ownership, possession, purchase, lease, sale, disposition or use of any of the Specified Assets of Seller, at any time after the Effective Date, including payroll and sales tax liability.

           2.2. No Other Liabilities. Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Specified Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for any Obligations (as defined in Section 1.18) of Seller other than the Specified Liabilities, and all Obligations of Seller other than the Specified Liabilities shall remain the sole responsibility of Seller. Without limiting the generality of the foregoing, and in addition to the liabilities excluded from the Specified Liabilities under Section 2.1.2, Buyer shall not in any manner assume or be liable or responsible for, or acquire any Assets of Seller subject to, any of the following Obligations of Seller, whether or not reflected on the Closing Balance Sheet:

           2.2.1 Affiliates. Any Obligation to Seller's Parent or any current or former shareholder, partner, director or controlling Person (as defined in Section 1.20) of Seller, or to any other Person affiliated with Seller, its affiliates and predecessors, including, but not limited to Obligations for dividends declared but not paid.

           2.2.2 Taxes. Any Obligation for any Tax arising at any time on or before the Effective Date, including but not limited to, (a) any Tax payable by the Selling Companies with respect to Seller's business operations; (b) any Tax payable by the Selling Companies with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of Seller's Assets at any time on or before the Effective Date; and (c) any Tax resulting from the sale of the Specified Assets to Buyer or otherwise resulting from the transactions contemplated by this Agreement.

           2.2.3 Excluded Liabilities. Any of the Excluded Liabilities (as defined in Section 1.9).

           2.2.4 Post-Closing. Any Obligation that is incurred or arises after the Effective Date, or that relates to any Proceeding (as defined in Section 1.21) or other event that occurs or circumstances that exist after the Effective Date other than the Specified Liabilities and Obligations of Buyer with respect to the Non-Assigned Contracts.

           2.2.5 Transaction Related. Any Obligation that was or is incurred in connection with the negotiation, execution or performance of this Agreement and any other Contracts entered into between any of the Buying Companies and any of the Selling Companies, or among Selling Companies and the Buying Companies in connection with the transactions contemplated by this Agreement.

           2.2.6 Defaults. Any Obligation, the incurrence or existence of which constitutes or will constitute a breach or failure of Seller, or a default by Seller under, any representation, warranty, covenant or other provision of this Agreement, including, but not limited to, any Obligation, whether or not known to the Selling Companies, that has not been disclosed to the Buyer in writing in this Agreement or the Schedules and Exhibits hereto.

           2.2.7 Employees. Any Obligation to any or all employees of Seller, including, but not limited to, Obligations under Seller's payroll savings, profit sharing and/or other retirement plans which are employee pension benefit plans as defined in Section 3(2) of ERISA ("Seller's Retirement Plans"'), Obligations under Seller's Group Insurance Plans (as defined in Section 2.1.1, other than Seller's health and dental insurance contract), and Obligations for severance pay and other termination benefits except for the Obligations for severance pay and other termination benefits described on Exhibit 2.2.7, and except that the Specified Liabilities shall include, with respect to any employees listed on Exhibit 2.3 and to the extent consistent with Buyer's policies and practices, any properly accrued but unpaid regular compensation and sales commissions due in the normal course for the current payroll period as of the Effective Date and any properly accrued vacation pay and other regular benefits as of the Effective Date (but excluding benefits under Seller's Retirement Plans and Group Insurance Plans, and excluding severance and termination benefits except as otherwise provided on Exhibit 2.2.7), all of which accruals shall be properly reflected as liabilities on the Closing Balance Sheet.

           2.2.8 Infringement. Any Obligation of Seller arising in connection with or related to Seller's infringement or alleged infringement of any Software or Intangible of any Person.

           2.2.9 Encumbrances. Any Encumbrance on or affecting Seller's Assets including, without limitation, the Specified Assets, other than those Encumbrances included in the Specified Liabilities of Seller and the Permitted Encumbrances (as defined in Section 1.8).

           2.2.10   Maximis. Any Obligation related to Maximis.

           2.2.11 Excluded Contracts. Any Obligation related to any Excluded Contract (as defined in Section 1.9).

    2.3. Seller's Employees. Subject to the condition that the Closing hereunder occurs, Buyer shall offer to employ, as of the Effective Date, the employees of Seller listed on Exhibit 2.3. Such employment will be on an "at will" basis for salaries or wages determined by Buyer with recognition of their original hire date by Seller for purposes of Buyer's benefit plans. Buyer shall make available to employees of Seller that accept employment with Buyer all employee benefit plans available to Buyer's other employees. Any such employment by Buyer may, at some time, require relocation by the employee to Buyer's currently occupied facilities. In the event of a termination of employment without cause during the twelve (12) month period after the Effective Date of any employees listed on Exhibit 2.3 that are hired by Buyer, Buyer will provide any such terminated employee severance consistent with Seller's severance policy described on Exhibit 2.2.7. Buyer does not assume, and Seller shall be fully responsible for the payment of, any severance or other benefits related to or payable upon the termination of any of its employees, including, without limitation, any employees not offered employment by Buyer (except to the extent otherwise provided on Exhibit 2.2.7) and any employees offered employment by Buyer who fail to accept such employment offer. Seller shall cooperate with Buyer's efforts to employ and retain any such employees. Within at least ten (10) days prior to the Closing Date, Seller shall make available to Buyer accurate and complete copies of the personnel records of Seller's employees. Seller shall be responsible for compliance with all Laws related to the termination by Seller of Seller's employees and Buyer shall be responsible for compliance with all Laws related to offering employment to, and employing the employees of Seller listed on Exhibit 2.3.

3. PURCHASE PRICE AND CLOSING FINANCIAL STATEMENTS

    3.1. Purchase Price and Allocation. The total purchase price for the Specified Assets ("Purchase Price") shall consist of: (a) subject to the adjustments described in Sections 3.3, 3.4 and 3.5, a cash payment ("Closing Payment") in the amount of Twenty-Nine Million, Three Hundred Thousand Dollars ($29,300,000) payable at Closing by the Buying Companies to Seller;
(b) a cash payment ("First Holdback") in the amount of Five Hundred Thousand Dollars ($500,000) payable in accordance with Section 3.3.3; (c) a cash payment ("Second Holdback") in the amount of Two Hundred Thousand Dollars ($200,000) payable in accordance with Section 3.4.3; (d) the assumption of the Specified Liabilities by Buyer in accordance with Section 2.1; and (e) the Earnout Payment (as defined in Section 3.6) payable in accordance with
Section 3.6.6. The Purchase Price shall be allocated among the Specified Assets, Specified Liabilities and the noncompetition covenants set forth in
Section 10.4 in the manner set forth on Exhibit 3.1.

    3.2. Closing Financial Statements. The Selling Companies shall prepare or cause to be prepared certain financial statements of Seller ("Closing Financial Statements"), and shall engage the Philadelphia office of KPMG Peat Marwick LLP ("Seller's Accountants") to conduct an audit ("Closing Audit") of the Closing Financial Statements, in accordance with the following provisions:

           3.2.1 Type of Statements. The Closing Financial Statements shall include a balance sheet of Seller as of the Effective Date ("Closing Balance Sheet") and a statement of operations, a statement of changes in stockholders' equity and statement of cash flows of Seller for the period from January 1, 1997 to the Effective Date, and shall (a) be prepared in accordance with GAAP (as defined in Section 1.11), (b) fairly present the financial condition and results of operations of Seller as of the date and for the period indicated, and (c) be audited by Seller's Accountants whose reports thereon shall be without qualification or explanatory paragraphs. In addition, the Selling Companies shall provide to the Buying Companies, with the delivery of the Closing Financial Statements, supplemental financial information consisting of a combining balance sheet as of the Effective Date and a combining statement of operations for the period from January 1, 1997 to the Effective Date, each segregated by product line, consistent with the information contained in the Closing Financial Statements.

           3.2.2 Audit Requirements. All of the Closing Financial Statements shall be prepared and audited in accordance with GAAP (as defined in Section 1.11), provided that the schedule of unadjusted differences prepared in connection with the Closing Audit ("Audit SUD") shall not contain any individual item exceeding Twenty-Five Thousand Dollars ($25,000), nor shall the net aggregate of all items on the Audit SUD exceed One Hundred Thousand Dollars ($100,000). The Selling Companies shall fully cooperate with Seller's Accountants in connection with the Closing Audit including, but not limited to, agreeing to any required adjustments and taking any other necessary actions to enable the audit report issued by Seller's Accountants with respect to the Closing Financial Statements ("Audit Report") to be completely unqualified without any explanatory paragraphs. The Selling Companies shall instruct Seller's Accountants to review with the Buying Companies and the Philadelphia office of Coopers & Lybrand ("Buyer's Accountants") the workpapers prepared by Seller's Accountants in connection with the Closing Audit ("Audit Workpapers") before Seller's Accountants finalize the Closing Financial Statements and Audit Report.

           3.2.3 Delivery of Documents. The Selling Companies shall instruct Seller's Accountants to deliver to the Buying Companies, within sixty (60) days after the Effective Date, the Closing Financial Statements, including at least one original signed copy of the Audit Report, and a copy of the Audit SUD, and to allow the Buying Companies to examine and copy the Audit Workpapers. On or before the date that Seller's Accountants deliver the Closing Financial Statements and accompanying documents to the Buying Companies, the Selling Companies shall deliver to the Buying Companies detailed lists ("Closing Balance Sheet Lists") of all of the Assets (as defined in Section 1.2) and Obligations (as defined in Section 1.18) of Seller related to Seller's Business reflected on the Closing Balance Sheet (including fully depreciated and fully amortized Assets, and the related, accumulated depreciation and amortization), by balance sheet account and segregated by product line, and with aggregate net balances equal to the balances on the Closing Balance Sheet; provided, that the obligation of the Selling Companies to deliver the Closing Balance Sheet lists shall be contingent upon the Buying Companies permitting the Selling Companies and their representative to have sufficient access to the necessary books, records and personnel upon the reasonable request of the Selling Companies. The Closing Balance Sheet Lists shall include, but not necessarily be limited to, lists of the following items related to Seller's Business (a) Accounts Receivable (as defined in Section 1.1), showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable ("Receivables Lists"); (b) other current assets, itemized by category and with appropriate explanation; (c) Tangible Property (as defined in Section 1.24), grouped as to type, showing cost, accumulated depreciation and net book value; (d) Software (as defined in Section 1.23) and Intangibles (as defined in Section 1.14), showing cost or amount capitalized, accumulated amortization and net book value; (e) accounts payable, itemized by payee; (f) accrued expenses and reserves, itemized by category and with appropriate explanation; (g) deferred revenues, itemized by customer and time periods; and (h) other current and long-term liabilities, itemized by payee. The Closing Financial Statements shall be accompanied by a certificate ("Audit Certificate") signed by the Chief Financial Officer of Seller's Parent in which Seller's Parent represents and warrants to the Buying Companies that
(w) the Closing Balance Sheet Lists are accurate and complete in all material respects; (x) Seller had no Obligations as of the Effective Date other than the

Obligations reflected on the Closing Financial Statements and Obligations under Contracts listed or not required to be listed on Schedule 4.13 that were not, as of the Effective Date, required by GAAP to be reflected on the Closing Financial Statements; (y) all Accounts Receivable listed on the Closing Balance Sheet Lists arose in the ordinary course of business and, as of the Effective Date, represented legally enforceable claims against third-parties for goods sold, leased or licensed or to be sold, leased or licensed or for services rendered or to be rendered; and (z) as of the Effective Date, there were no refunds, discounts, unissued credits, rights of setoff or assignments affecting any such Accounts Receivable except to the extent that applicable reserves established in accordance with GAAP were reflected on the Closing Balance Sheet.

    3.3. Purchase Price Adjustments. The Purchase Price shall be subject to adjustment as follows:

           3.3.1 Net Assets Adjustment. The Purchase Price shall be subject to adjustment based upon Seller's net assets as of the Effective Date, as follows:

                    (A) Definition. Seller's net assets as of the Effective Date shall equal (a) the aggregate net book value of all Specified Assets of Seller reflected on the Closing Balance Sheet (it being understood that the net book value of Assets that are reflected on the Closing Balance Sheet, but are not included in the Specified Assets, shall not be included in Seller's net assets); minus (b) all Intangibles on the Closing Balance Sheet, including but not limited to, purchase price intangibles arising from the acquisition of any parts of Seller's Business, or from intangibles, such as capitalized software, resulting from the capitalization of internal costs; and minus (c) the aggregate full face amount of all Specified Liabilities reflected on the Closing Balance Sheet (it being understood that the face amount of liabilities that are reflected on the Closing Balance Sheet, but are not included in the Specified Liabilities, shall not be deducted from Seller's net assets).

           3.3.2 Net Assets Statement. The Selling Companies shall instruct Seller's Accountants to (a) prepare a statement ("Net Assets Statement") which shall include a detailed calculation showing each separate component identified in Section 3.3.1(A) segregated by product line; and (b) deliver the Net Assets Statement to the Buying Companies at the same time as the Closing Financial Statements and related documents are delivered to the Buying Companies under Section 3.2.3. The Buying Companies shall notify the Seller, in reasonable detail, of any objections to the Net Assets Statement (which may include objections to the Closing Financial Statements) within thirty (30) days after the Buying Companies receive the Net Assets Statement and all of the documents required to be delivered to the Buying Companies under Section 3.2.3. If the Buying Companies do not notify the Seller of any such objections by the end of that thirty-day period, then the Net Assets Statement, as prepared by Seller's Accountants, shall be considered final on the last day of that thirty-day period. If the Buying Companies do notify the Selling Companies of any such objections by the end of that thirty-day period, and the Buying Companies and the Selling Companies are unable to resolve their differences within fifteen (15) days thereafter, then the disputed items on the Net Assets Statement shall be reviewed, as soon as possible, at the Buying Companies' expense, by the Buyer's Accountants. The Selling Companies and Buying Companies shall instruct their respective Accountants to, in good faith, use their best efforts to resolve such disputed items to their mutual satisfaction and to deliver a final Net Assets
Statement to the Selling Companies and Buying Companies as soon as possible. If Seller's Accountants and the Buyer's Accountants are unable to resolve any such disputed items within thirty (30) days after receiving such instructions, then the remaining disputed items shall be submitted to Arthur Andersen & Co., Philadelphia, Pennsylvania ("Arbiter"), for resolution, with the costs thereof paid fifty percent (50%) by the Selling Companies and fifty percent (50%) by the Buying Companies, and the Arbiter shall be instructed to deliver a final Net Assets Statement to the Selling Companies and the Buying Companies as soon as possible.

           3.3.3    Payment of Net Asset Adjustment and First Holdback.
Exhibit 3.3.1 sets forth a summary of the calculation of Seller's net assets by Seller as of December 31, 1996, which equals Two Million, Six Hundred Ninety-Two Thousand Dollars $2,692,000, and also indicates the manner in which the calculation of Seller's net assets as of the Effective Date will be summarized. The Purchase Price shall be adjusted by the amount that Seller's net assets on the Effective Date, as finally determined in accordance with
Section 3.3.1 ("Final Net Assets"), are (i) less than Two Million, Two Hundred Thousand Dollars ($2,200,000) resulting in a decrease in the Purchase Price, or (ii) greater than Three Million, Two Hundred Thousand Dollars ($3,200,000) resulting in an increase in the Purchase Price, (in either case, such difference referred to as the "Net Asset Adjustment"). If the Net Asset Adjustment constitutes a decrease in the Purchase Price of an amount less than the amount of the First Holdback, then the Buying Companies shall pay to Seller the amount of the First Holdback minus the amount of the Net Asset Adjustment, subject to setoff and holdback under Section 11.5. If the Net Asset Adjustment constitutes a decrease in the Purchase Price of an amount exceeding the amount of the First Holdback, then the Selling Companies shall pay to the Buying Companies an amount equal to the difference between the Net Asset Adjustment and the First Holdback. If the Net Asset Adjustment constitutes an increase in the Purchase price, then the Buying Companies shall pay to Seller the amount of the Net Asset Adjustment plus the amount of the First Holdback. Any payment under this Section 3.3.3 shall be made within fifteen (15) business days after the Net Assets Statement is finalized in accordance with Section 3.3.2.

           3.4. Accounts Receivable Adjustment. In addition to the Purchase Price Adjustment described in Section 3.3, the Purchase Price shall be subject to downward adjustment based upon collections of Seller's Accounts Receivable, as follows:

                    3.4.1 Collections by Buyer. After Closing, Buyer shall, in the ordinary course of business, use reasonable and normal efforts to collect all of Seller's Accounts Receivables reflected on the Closing Balance Sheet, as listed on the Receivables List delivered by Seller to Buyer in accordance with Section 3.2.3 ("Purchased Receivables"). The Buyer shall apply collections from each customer to the earliest open receivable due from that customer, unless otherwise specified by the customer or unless the payment clearly applies to a specific invoice. Buyer shall have no obligation to institute legal action or otherwise take unusual steps to collect any of Purchased Receivables. If, after the Closing Date but before the A/R Cutoff Date (as defined in Section 3.4.2), Seller receives any payments on account of Purchased Receivables, then Seller shall promptly remit the amount thereof to Buyer.

                    3.4.2 Unpaid Receivables. Buyer shall maintain complete and accurate records of all customer payments received by the Buyer and customer credits issued by the Buyer from the Closing Date until 90 days after the Closing Date ("A/R Cutoff Date"), which records shall show the individual amounts of such payments and credits that were applied to Purchased Receivables. Within 120 days after the Closing Date, Buyer shall deliver to the Selling Companies copies of such records, together with a statement as to which of the

Purchased Receivables (if any) were not collected by the A/R Cutoff Date ("Unpaid Receivables") provided that such nonpayment is not attributable to Buyer's failure to perform under a Specified Contract after the Effective Date (unless any of the Selling Companies involved in PSL's Operations (as defined in Section 3.6.5) directly or indirectly contributed to such failure to perform), which shall include unpaid Purchased Receivables that were earned but not billed as of the Closing Date whether designated as "A/R earned, not billed" or included as part of "A/R, work-in-progress" on the Seller's books and records. For the purposes of this Section 3.4, Unpaid Receivables shall not include the receivables set forth on Exhibit 3.4.2 which are not expected to be collected by the A/R Cutoff Date, provided that the amount of such receivables shall not include any portion that should have been collected in accordance with the underlying agreement prior to the A/R Cutoff Date. The Selling Companies shall notify the Buying Companies of any objections to such statement of Unpaid Receivables within 30 days after the Seller receives such documents. If the Selling Companies do not notify the Buying Companies of any objections by the end of such 30-day period, then the amount of Unpaid Receivables shown on the Buyer's statement shall be considered final on the last day of such 30-day period. If the Selling Companies do notify the Buying Companies of any objections by the end of such 30-day period, and the Selling Companies and the Buying Companies are unable to resolve their differences within 15 days thereafter, then the disputed amount of Unpaid Receivables shall be submitted to the Arbiter for resolution, with the costs thereof paid 50% by the Selling Companies and 50% by the Buying Companies, and the Arbiter shall be instructed to deliver a final statement of Unpaid Receivables to the Selling Companies and the Buying Companies as soon as possible.

           3.4.3 Adjustment to Purchase Price and Payment of the Second Holdback. The Purchase Price shall be reduced by the full aggregate amount of the Unpaid Receivables, if any, less an allowance for specific doubtful accounts properly accrued and fully reserved on the Closing Financial Statements, as finally determined in accordance with Section 3.4.2 ("A/R Adjustment") as set forth in Schedule 3.4.3 which will be delivered in conjunction with the Closing Financial Statements. If the A/R Adjustment is less than the amount of the Second Holdback, then the Buying Companies shall, jointly and severally, pay to the Selling Companies the amount by which the Second Holdback exceeds the A/R Adjustment. If the A/R Adjustment is more than the amount of the Second Holdback, then the Selling Companies shall, jointly and severally, pay to the Buying Companies the amount by which the A/R Adjustment exceeds the amount of the Second Holdback. At the time of such payment ("A/R Adjustment Payment Date"), Buyer shall assign the Unpaid Receivables to Seller without recourse. If, between the A/R Cutoff Date but before the A/R Adjustment Payment Date, Buyer receives any payments on account of the Unpaid Receivables, then the Buying Companies shall promptly notify the Selling Companies, and the amount of such payments shall be applied to reduce the A/R Adjustment. If, after the A/R Adjustment Payment Date, the Buying Companies receive any payments on account of the Unpaid Receivables, then the Buying Companies shall promptly remit the amount thereof to the Selling Companies. Notwithstanding the foregoing provisions of this Section 3.4.3, Buyer may elect to retain any Unpaid Receivables it wishes to retain, in which case such retained receivables shall not be included in the A/R Adjustment, and the Selling Companies shall have no further responsibility with respect thereto.

           3.4.4 Collections by Seller. Before the A/R Adjustment Payment Date, none of the Selling Companies shall take any action to collect any of Seller's Unpaid Receivables without the Buyer's prior written consent. After the A/R Adjustment Date, Seller may attempt to directly collect the Unpaid Receivables, provided that, before initiating legal action against any customer of Buyer, Seller shall notify Buyer and afford Buyer a reasonable opportunity to persuade the customer to pay or, at Buyer's sole option, to purchase the Unpaid Receivable in question from Seller.

    3.5. Sales Tax Adjustment. In addition to the Purchase Price Adjustments set forth in Sections 3.3 and 3.4, the Purchase Price shall be subject to an upward adjustment by the full aggregate amount of the accrued, current sales tax liability which is reflected on the Closing Balance Sheet ("Sales Tax Adjustment"). Payment of the Sales Tax Adjustment shall be made at the same time as the Net Asset Adjustment and First Holdback as set forth in Section 3.3.3. Seller shall pay and Seller's Parent shall cause to be paid, such accrued current sales tax liability with the appropriate tax authorities in a proper and timely manner.

    3.6. Earnout Payment. The Buying Companies, jointly and severally, shall pay to Seller certain payments aggregating not more than Two Million, Five Hundred Thousand Dollars ($2,500,000) (collectively, "Earnout Payment") based upon Revenue of PSL's Operations (as defined in Section 3.6.5) calculated in accordance with GAAP (as defined in Section 1.11) and Section
3.6.4 during (i) the twelve (12) month period beginning April 1, 1997 ("1997 Revenue"), (ii) the twelve (12) month period beginning April 1, 1998 ("1998 Revenue") and (iii) the twelve (12) month period beginning April 1, 1999 ("1999 Revenue"), (all such periods collectively referred to herein as the "Earnout Period") as follows:

          3.6.1 1997 Payment. If the 1997 Revenue is at least Twenty-One Million, Five Hundred Thousand Dollars ($21,500,000) ("First Threshold"), then there shall be an Earnout Payment equal to five percent (5%) of the amount by which the 1997 Revenue exceeds the First Threshold ("First Earnout Payment").

           3.6.2 1998 Payment. If the aggregate of the 1997 Revenue and the 1998 Revenue is at least Forty-Two Million Dollars ($42,000,000) ("Second Threshold") then there shall be an Earnout Payment equal to five percent (5%) of the amount by which the aggregate of the 1997 Revenue and 1998 Revenue exceeds the Second Threshold, minus the amount of the First Earnout Payment ("Second Earnout Payment").

           3.6.3 1999 Payment. If the aggregate of the 1997 Revenue, the 1998 Revenue and the 1999 Revenue is at least Sixty Million, Five Hundred Thousand Dollars ($60,500,000) ("Third Threshold") then there shall be an Earnout Payment equal to percent (5%) of the amount by which the aggregate of the 1997 Revenue, the 1998 Revenue and the 1999 Revenue exceeds the Third Threshold, minus the amount of the First Earnout Payment and the amount of the Second Earnout Payment ("Third Earnout Payment").

           3.6.4 Revenue Recognition. Revenues from software licenses and other customer Contracts of PSL's Operations will be recognized in accordance with the standard accounting practices and policies of Buyer's Parent (sometimes referred to hereinafter as "SunGard") in effect for the relevant period. For the purpose of revenue recognition with respect to any Earnout Payments, the amount of revenue for any period will be equal to the amount of revenue recognized by Buyer for which cash has been collected by Buyer within three (3) months after the end of the relevant period ("grace period"), provided that with respect to the 1997 Revenue and the 1998 Revenue, any revenue generated in a prior period and collected beyond the end of that period and the grace period will be counted as revenue in the next cumulative period.

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

           3.6.5 PSL's Operations. "PSL's Operations" means the operations of Seller's Business (as defined under the "Background" caption on page one of this Agreement) with respect to the Global Plus and InfoHarbour products and services, as conducted by Seller just before Closing, and as conducted after Closing by the Buying Companies and their successors, assigns and affiliates, as such business operations may be expanded, contracted or otherwise changed after Closing as a result of (a) expansion or contraction of customer base; (b) development of product enhancements or improvements;
(c) development of new releases or new versions of products having substantially similar functional capabilities and market scopes; (d) discontinuance of unsuccessful products, product enhancements, product releases or other projects, including, without limitation, any product development or enhancements related to large volume account processing as currently under discussion with State Street Bank and Trust and other customers and potential customers; and (e) other factors generally affecting Buyer's and/or SunGard's overall business or the computer services industry, in all cases subject to the applicable provisions of Section 9.5. For the purpose of the Earnout Payment, the revenues of PSL's Operations shall include: license fees, remote processing fees, data center fees, pricing service fees and other third party resales including but not limited to hardware and software resales, and professional services for implementation, customizations, maintenance and training with respect to the Global Plus and InfoHarbour Software systems, whether or not provided under the trade name "CogniSource". For the purposes of the Earnout Payment, the revenue of PSL's Operations shall not include any other professional services of Buyer or any affiliated company of Buyer, including but not limited to, any such professional services provided in conjunction with the trade name "CogniSource".

           3.6.6 Calculation and Payment. The Buying Companies shall deliver to the Selling Companies a report detailing the Earnout Payment ("Earnout Report") within one hundred twenty (120) days after the Earnout Period. The Buying Companies and the Selling Companies shall in good faith attempt to agree upon the amount of the Earnout Payment within one hundred thirty-five (135) days after the end of the Earnout Period, and the undisputed portion of the Earnout Payment, if any, shall be paid to Seller within fifteen (15) business days after such agreement is reached. Thereafter, if any disputes exist with respect to the Earnout Payment, the Selling Companies and the Buying Companies shall instruct their respective Accountants to, in good faith, use their best efforts to resolve such disputed items to their mutual satisfaction and to deliver a report on the Earnout Payment to the Selling Companies and the Buying Companies as soon as possible. If Seller's Accountants and Buyer's Accountants are unable to resolve any such disputed items within thirty (30) days after receiving such instructions, then the remaining disputed items shall be submitted to the Arbiter for resolution, with the costs thereof paid fifty percent (50%) by the Selling Companies and fifty percent (50%) by the Buying Companies, and the Arbiter shall be instructed to deliver a final Earnout Report to the Selling Companies and the Buying Companies as soon as possible. Within fifteen (15) business days after the Earnout Report is finalized in accordance with this Section 3.6.6, any unpaid portion of the Earnout Payment shall be paid to the Selling Companies.

    3.7. Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made as follows: (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $100,000 shall be made by wire transfer of immediately available United States federal funds; (c) any payment exceeding $10,000, but not exceeding $100,000, may be made by bank certified, treasurer's or cashier's check; and (d) any payment not exceeding $10,000 may be made by ordinary check.

    3.8. Imputed Interest. Any cash portion of the Purchase Price that is paid after the end of the six-month period beginning on the Closing Date shall be deemed to include interest from the Closing Date, calculated at the required, applicable rate for imputed interest under federal income tax law.

4. REPRESENTATIONS OF THE SELLING COMPANIES

    Knowing that the Buying Companies rely thereon, the Selling Companies, jointly and severally, represent and warrant to the Buying Companies, and covenant with the Buying Companies as follows:

    4.1. Organization. Premier and Seller's Parent are corporations duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Premier's Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of Premier, Premier's Subsidiary and Seller's Parent possesses the full corporate power and authority to own its Assets, conduct its business as and where presently conducted, and enter into and perform this Agreement. Premier is duly qualified to do business in each jurisdiction listed on Schedule 4.1, and Premier is not required to be qualified in any other jurisdiction, except where the failure to so qualify would not have a material adverse effect on Seller's Business. Premier does not have any predecessors other than as set forth on Schedule 4.1. Schedule 4.1 states, as to each of Premier and Premier's Subsidiary (a) its exact legal name; (b) its jurisdiction and date of formation; (c) its federal employer identification number; (d) its headquarters address, telephone number and facsimile number; and (e) its directors and officers, indicating all current title(s) of each individual. Accurate and complete copies of articles or certificate of incorporation, bylaws and other organization and related documents, each as amended to date, and all Contracts relating to the acquisition of Premier (or its affiliates or predecessors) have been made available to the Buying Companies.

    4.2. Effect of Agreement. The execution, delivery and performance of this Agreement by each of the Selling Companies and the consummation by each of the Selling Companies of the transactions contemplated hereby, (a) have been, or shall have been by the Closing Date, duly authorized by all necessary actions by their respective shareholders and boards of directors, or other governing bodies; (b) do not constitute a violation of, a default under, or termination of the articles or certificate of incorporation or other organizational documents or; (c) do not constitute a default or breach of (immediately after the giving of notice, passage of time or both), or termination of any Contract to which Seller is a party or by which any of Seller is bound; (d) do not constitute a violation of any Law applicable to any of the Selling Companies or to Seller's Business or the Specified
Assets; (e) except as listed on Schedule 4.2, do not require the Consent (as defined in Section 1.4) of any Person (as defined in Section 1.20); (f) do not accelerate or otherwise modify any Obligation (as defined in Section 1.18) of Seller (other than obligations of Seller to repurchase the preferred stock held by its preferred stockholders to be satisfied on or after the Effective Date, and Obligations under loans from CoreStates and Seller's Parent to be satisfied on the Effective Date); and (g) do not result in the creation of any Encumbrance (as defined in Section 1.8) upon, or give to any other Person any interest in, any of Seller's Business or the Specified

Assets. There exists no rights of first refusal or other preemptive rights with respect to Seller's Business or the Specified Assets, that have not been waived by the Person entitled to such right. This Agreement constitutes the valid and legally binding agreement of each of the Selling Companies, enforceable against each of the Selling Companies in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratoriums, fraudulent conveyance, reorganization or other similar laws affecting creditors' rights generally and except that enforceability of the obligations under this Agreement is subject to the application of equitable principles or the availability of equitable remedies in any proceeding, whether at law or in equity.

    4.3. Financial and Corporate Records. Seller's books and records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP (as defined in Section 1.11), and fairly and accurately reflect all of Seller's Assets and Obligations and all Contracts and transactions to which Seller is or was a party or by which Seller or any of business or Assets is or were affected. Seller's corporate minute books have been made available to Buyer.

    4.4. Compliance with Law. Seller's operations, the conduct of Seller's Business as and where such business has been or presently is conducted, and the ownership, possession and use of the Assets comply in all material respects with all Laws (as defined in Section 1.16) applicable to Seller, its operations, business, Assets or Obligations. Except as set forth on Schedule 4.4, Seller has obtained and holds all Permits (as defined in Section 1.19) required for the lawful operation of its business as and where such business is presently conducted. All Permits related to Seller's Business held by Seller are listed on Schedule 4.4, and copies of such Permits have been delivered or made available to Buyer. Seller has taken all steps necessary or appropriate to comply with the Workers' Adjustment and Retraining Notification Act ("WARN Act").

    4.5.   Financial Statements. Seller's fiscal year ends on December 31.
Schedule 4.5A includes accurate and complete copies of the following financial statements ("Audited Financial Statements"): (a) a balance sheet of Seller as of December 31, 1996 and December 31, 1995; and (b) statements of operations, stockholders' equity and cash flows for the periods from January 1, 1996 to December 31, 1996, and January 1, 1995 to December 31, 1995, and notes thereto. Schedule 4.5B includes accurate and complete copies of all unaudited financial statements ("Unaudited Financial Statements") prepared by the management of the Seller on an ongoing basis since the Audited Financial Statements. All of the Audited Financial Statements were (a) prepared in accordance with GAAP; (b) fairly present the financial condition and results of operations of Seller as of the dates and for the periods indicated; and
(c) audited by Seller's Accountants, whose reports thereon are without qualification or explanatory paragraphs. All of the Unaudited Financial Statements were prepared in accordance with GAAP, and all adjustments that are necessary for a fair presentation thereof (consisting only of normal recurring adjustments) have been made. Schedule 4.5C includes supplemental financial information of Seller consisting of combining balance sheets as of February 28, 1997, January 31, 1997, December 31, 1996 and December 31, 1995, and combining statements of operations for the periods from January 1, 1996 to December 31, 1996 and January 1, 1995 to December 31, 1995, each segregated by product line, consistent with the information contained in the Audited Financial Statements.

    4.6. Assets. Schedule 4.6 includes detailed lists of all the Assets of Seller as of January 31, 1997 itemized by balance sheet account, segregated by product line and designated as to ownership by Premier or Premier's Subsidiary, including (a) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable;
(b) other current Assets, itemized by category and with appropriate explanation; (c) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (d) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value. Except as set forth in Schedule 4.6A, Seller has good and marketable title to all of the Specified Assets and has the right to transfer all rights, title and interest in such Assets to Buyer, free and clear of any Encumbrance other than the Permitted Encumbrances (as defined in Section 1.8). Except for the Specified Assets included on Schedule 4.6 and the Contract Rights set forth in Section 4.13, no other Assets are necessary to operate the Seller's Business.

    4.7. Seller's Obligations. Schedule 4.7 is a list, as of January 31, 1997, of all of Seller's accounts payable, accrued expenses, deferred income, and other current and long-term liabilities, grouped by balance sheet account and segregated by product line, excluding liabilities for Taxes other than real estate taxes, intercompany liabilities and notes payable. Seller has no Obligations other than (a) the Excluded Liabilities listed on Schedule 1.9B,
(b) the Obligations listed on Schedule 4.7; (c) Obligations under the Specified Contracts, any Contracts not required to be listed on Schedule 4.13, Employee Benefit Plans listed on Schedule 4.15, and Insurance Policies listed on Schedule 4.19; and (d) Obligations incurred since January 31, 1997 and not in breach or violation of any of the representations, warranties or covenants of Section 4.8. Except as set forth on Schedule 4.7, none of Seller's Obligations relating to the Seller's Business is guaranteed by any Person.

    4.8.   Operations Since January 31, 1997. Except as set forth on
Schedule 4.8 and excluding any operations with respect to Maximis, from January 31, 1997 to the date of this Agreement:

          4.8.1 Except in the ordinary course of its business consistent with its past practices, Seller has not (a) created or assumed any Encumbrance, other than the Permitted Encumbrances, upon any of Seller's Business or the Specified Assets, (b) incurred any material Obligation, (c) made any loan or advance to any Person; (d) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (e) committed for any capital expenditure; (f) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Specified Assets; (g) waived any right or canceled any material debt or claim; (h) assumed or entered into any material Contract other than this Agreement; (i) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives; or (j) done anything else outside the ordinary course of business, whether or not specifically described in any of the foregoing clauses.

           4.8.2 Even in the ordinary course of its business consistent with its past practices, Seller has not incurred any Obligation related to Seller's Business, made any loan to any Person, acquired or disposed of any business or Specified Assets, entered into any Contract related to Seller's Business (other than customer contracts) or other transaction, or done any of the other things described in Section 4.8.1, involving an amount exceeding

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

$100,000 in any single case or $500,000 (excluding all amounts due Corestates or Seller's Parent) in the aggregate.

           4.8.3 There has been no material adverse change or material casualty loss affecting Seller, its Business, Assets or financial condition, and there has been no material adverse change in the financial performance of Seller.

    4.9.   Accounts Receivable. All Accounts Receivable listed in Schedule
4.6 arose in the ordinary course of business and are proper and valid accounts receivable. Except as set forth in Schedule 4.9, there are no refunds, discounts, rights of setoff or assignment affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on Seller's books and records, in accordance with generally accepted accounting principles, with respect to all of Seller's (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned customer deposits.

    4.10. Tangible Property. Except as set forth on Schedule 4.10 and excluding any Tangible Property related solely to Maximis, Premier has good and marketable title to all of Seller's Tangible Property, free and clear of any Encumbrances, other than the Permitted Encumbrances. All of Seller's Tangible Property is located at Seller's offices or facilities. All Tangible Property used by Seller is in reasonable operating condition, ordinary wear and tear excepted, and is sufficient for Seller's Business as presently conducted.

    4.11. Real Property. Seller does not own any Real Property (as defined in Section 1.22). Schedule 4.11 is a detailed list of all Real Property leased by Premier, showing location, rental cost and landlord. All Real Property under lease to or otherwise used by Seller which is being assigned to Buyer hereunder is in reasonable condition, ordinary wear and tear excepted, and is sufficient for the current operations of Seller. No such Real Property which is being assigned to Buyer hereunder, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law, and no notice from any lessor, governmental body or other Person has been received by any of the Selling Companies or served upon any such Real Property claiming any violation of, or breach or default under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alternation or installations. Seller has not placed or caused to be placed and Seller has no knowledge or belief that there were or are any Hazardous Substances on or under any of Seller's Real Property.

    4.12. Software and Intangibles. Schedule 4.12 is an accurate and complete list and description of all Software (as defined in Section 1.23), other than the Maximis Software, and Intangibles (as defined in Section 1.14), other than Intangibles related to Maximis, owned (designated as to ownership between Premier and Premier's Subsidiary), marketed, licensed, used or under development by Seller, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs. Except as set forth on Schedule 4.12, no other Software is required to operate Seller's Business. Except as explained on
Schedule 4.12, Seller has good and marketable title to, and has the full right to use and transfer to Buyer, all of the Software and Intangibles, other than those related to Maximis, listed on Schedule 4.12, free and clear of any Encumbrance (as defined in Section 1.8), other than the Permitted Encumbrances. Except as set forth on Schedule 4.12, no rights of any third party are necessary to market, license, sell, modify, update, and/or create derivative works for the Software listed on Schedule 4.12. With respect to the Software listed on Schedule 4.12, (a) Seller maintains machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by Seller; (b) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (c) such Software is written in the language set forth on Schedule 4.12, for use on the hardware set forth on Schedule 4.12 with the operating systems described on Schedule 4.12; (d) such Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; (e) in each case, the Software operates substantially in accordance with the user manual therefor without material operating defects; and (f) except for the NIDS and Global Plus Software, in each case, each component of such Software that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates or otherwise uses dates or date-related data will do so accurately, without material operating defects, using dates in the twentieth and twenty-first centuries, and will not be adversely affected by the advent of the year 2000, the advent of the twenty-first century, or the transition from the twentieth century through the year 2000 and into the twenty-first century (collectively, "Year 2000 Compliant"). The "Year 2000 Plan" included in Schedule 4.12 reasonably sets forth the steps to make the Global Plus Software Year 2000 Compliant in a sufficient time period to not materially adversely affect the current customers or the marketing to prospective customers, and the cost associated with making Global Plus Year 2000 Compliant in accordance with the "Year 2000 Plan" will not be material to Seller's Business. None of the Software or Intangibles listed on Schedule 4.12, or their respective past or current uses, has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any Person. To the best knowledge of each of the Selling Companies, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Software or Intangibles listed on Schedule 4.12. Except as set forth on Exhibit 4.12, none of the Software or Intangibles listed on Schedule 4.12 is owned by or registered in the name of any current or former shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of any of the Selling Companies nor does any such Person have any interest therein or right thereto, including but not limited to the right to royalty payments. The representations and warranties set forth in this Section 4.12 apply only to Seller's Business and not to Maximis.

    4.13. Contracts. Schedule 4.13 is an accurate and complete list of all of the following types of Contracts to which Seller is a party or by which Seller is bound, excluding any Contracts relating to Maximis and the Excluded Contracts, (collectively, the "Specified Contracts"), grouped into the following categories and, where applicable, subdivided by product line or division: (a) customer Contracts; (b) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by Seller including a description of the Real Property; (c) loan agreements, mortgages, notes, guarantees and other financing Contracts; (d) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of software under which Seller is the purchaser, licensee, lessee or user, and other supplier Contracts providing for payments in excess of $1000 per month; (e) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 4.15, and excluding oral Contracts with employees for "at will" employment); (f) Contracts under which any rights in and/or ownership of any Software product of Seller, any prior version thereof, or any part of the customer base or business of Seller was acquired; and (g) other Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule 4.19, excluding this Agreement and all other

Contracts entered into between Seller and Buyer, or among Seller, Buyer and other parties in connection herewith). A description of each oral Specified Contract is included on Schedule 4.13, and copies of each written Specified Contract have been delivered or made available to Buyer. Schedule 4.13 indicates which Specified Contracts have been assigned to Premier's Subsidiary and which Specified Contracts remain with Premier. With respect to each applicable customer Specified Contract, whereby Seller is currently performing customization work pursuant to such Specified Contract or a letter agreement and the amount to be paid for such customization project exceeds $50,000, Schedule 4.13 includes, as of March 31, 1997, the name of the customer, a brief description of the work, the amount to be paid for such project, the commencement date and the estimated completion date of each customization project and the percentage of complete of each such customization project, and all credits granted to, or other adjustments made for, the customer to be applied against future payments or purchases; and except as set forth in Schedule 4.13, Seller has no unfunded contractual obligations to provide customization work or implementation under any customer Specified Contract in amount greater than $100,000 per customer Specified Contract or greater than $500,000 in the aggregate. Except as provided on Schedule 4.13, all customers have accepted the Software described in their respective customer Specified Contracts. Except as set forth on
Schedule 4.13, with respect to each of the Specified Contracts, Seller neither is in default thereunder nor would be in default thereunder with the passage of time, the giving of notice of both. Except as set forth on
Schedule 4.13, to the best knowledge and belief of each of the Selling Companies, none of the other parties to any Specified Contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.13, Seller has not given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. The Specified Contracts are all the Contracts necessary to operate Seller's Business. Except as set forth on Schedule 4.13 or with respect to Maximis or the Excluded Contracts, there are no currently outstanding proposals or offers submitted by Seller to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of Seller involving an amount or commitment exceeding $25,000 in any single case or an aggregate amount or commitment exceeding $100,000 in the aggregate.

    4.14. Employees and Independent Contractors. Schedule 4.14A is a list of all of Seller's employees excluding Maximis employees and (a) their titles or responsibilities; (b) their social security numbers and principal residence address; (c) their dates of hire; (d) their current salaries or wages; (e) any specific bonus, commission or incentive plans or agreements for or with them; and (f) any outstanding loans or advances made to them. Seller has delivered to Buyer an accurate and complete list of all bonuses, commissions and incentives paid to the employees listed on Schedule 4.14A at any time during the past period from January 1, 1996 through February 28, 1997.
Schedule 4.14B is a list of all sales representatives and independent contractors engaged by Seller, their tax identification numbers and states of residence, their payment arrangements (if not set forth in a Contract listed or described on Schedule 4.13), and a brief description of their jobs or projects currently in progress. Except as limited by any employment Contracts listed on Schedule 4.13 and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with Seller's disclosed severance pay policy. Seller is in compliance in all material respects with all Laws respecting employment practices. Seller has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Seller. Since January 1, 1994, Seller has not experienced any labor problem that was or is material to Seller. Except as set forth on Schedule 4.14, since April 1, 1996, each of Seller's employees have signed an employee agreement which contains certain restrictive covenants substantially in the form attached to
Schedule 4.14. Except as set forth on Schedule 4.14, since April 1, 1996, each of Seller's contractors have signed agreements with Seller containing appropriate restrictions with respect to the protection of proprietary and confidential information and the ownership of items developed by such contractor. Except as indicated on Schedule 4.14A, since January 1, 1997, no employee of Seller having an annual salary of $80,000 or more has given notice to terminate his or her employment with Seller.

    4.15. Employee Benefit Plans. Except as set forth on Schedule 4.15, Seller has not established, maintained or contributed to any Employee Benefit Plans and Seller has not proposed any Employee Benefit Plans which it will establish, maintain, or to which it will contribute, and it has not proposed any changes to any Employee Benefit Plans now in effect (all of the preceding referred to collectively hereinafter as "Seller's Employee Benefit Plans"). The Seller does not maintain and has never maintained or been obligated to contribute to an Employee Pension Benefit Plan (as such term is defined by Section 3(2) of ERISA) that is subject to the funding requirements of Section 412 of the Internal Revenue Code of 1986, as amended ("Code") or of Section 302 of ERISA or to the requirements of Title IV of ERISA. The Seller does not maintain and has never maintained or been obligated to contribute to a "Multiemployer Plan" (as such term is defined by Section 4001(a)(3) of ERISA or Section 414(f) of the Code). True and correct copies and descriptions of all of Seller's Employee Benefit Plans, all employees listed on Exhibit 2.3 that are affected or covered by Seller's Employee Benefit Plans and all Liabilities and Obligations thereunder have been made available to Buyer; and a complete copy of Seller's health and dental insurance contracts and plans are attached to Schedule 4.15. If permitted and/or required by applicable Law, Seller has properly submitted all of Seller's Retirement Plans in good faith to the IRS for a determination as to each Plan's qualified status within the time prescribed therefor under applicable federal regulations. The most recent favorable letters of determination of such tax-qualified status from the IRS with respect to such Plans have been made available to Buyer. With respect to Seller's Retirement Plans, Seller will have made, on or prior to the Closing Date, all payments required to be made by it on or prior to the Closing Date and will have accrued (in accordance with GAAP consistently applied) as of the Closing Date all payments due but not yet payable as of the Closing Date. Seller has furnished Buyer with a true and correct copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to any of Seller's Retirement Plans. To the best of Seller's knowledge, all of Seller's Employee Benefit Plans are, and have been, operated in full compliance with their provisions and with all applicable Laws including, without limitation, ERISA and the Code and the regulations and rulings thereunder. Seller and all fiduciaries of Seller's Employee Benefit Plans have complied with the provisions of Seller's Employee Benefit Plans and with all applicable Laws including, without limitation, ERISA and the Code and the regulations and rulings thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, unemployment compensation, golden parachute or otherwise) becoming due from Seller under any of Seller's Employee Benefit Plans, except under Seller's severance pay plan as described on Exhibit 2.2.7 for which Seller maintains responsibility as set forth in
Section 2.3, (ii) increase any benefits otherwise payable under any of Seller's

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

Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of Seller's Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or against any fiduciary of Seller's Employee Benefit Plans (other than routine benefit claims) nor does Seller or Seller's Parent have knowledge of facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits of any of Seller's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of Seller's Employee Benefit Plans which have been threatened or instituted nor does Seller or Seller's Parent have knowledge of facts which could form the basis for any such investigation or audit. To the best of the Seller's knowledge, except as disclosed in Schedule 4.15, no event has occurred or will occur which will result in Liability to Seller in connection with any Employee Benefit Plan established, maintained, or contributed to (currently or previously) by it or by any other entity which, together with Seller, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or (iv) another arrangement covered by
Section 414(o) of the Code.

    4.16. Customers, Prospects and Suppliers. All customers of Seller have signed a Contract and are listed in the list of customers included as part of
Schedule 4.13. Schedule 4.16 is a complete list of all current prospects and suppliers of Seller. Except as set forth on Schedule 4.16, since January 1, 1994, none of Seller's current customers or suppliers has given notice or otherwise indicated to Seller that it will or intends to terminate or not renew its Contract with Seller before the scheduled expiration date or otherwise terminate its relationship with Seller. The relationship of Seller with each of its current customers is currently on a good and normal basis and Seller has not experienced any problems with current customers or current suppliers since January 1, 1994. None of the Selling Companies has any knowledge or belief that the transactions contemplated by this Agreement will adversely affect relations with any of Seller's customers or suppliers. The representations and warranties set forth in this Section 4.16 apply only to Seller's Business and not to Maximis.

    4.17. Taxes. Schedule 4.17 is an accurate and complete list of all federal, state, local, foreign and other jurisdictions where Seller has filed Tax (as defined in Section 1.25) returns since January 1, 1994. Except as explained on Schedule 4.17, (a) Seller has properly and timely filed all Tax Returns required to be filed by it, all of which were accurately prepared and completed; (b) Seller has properly withheld and paid all Taxes with respect to payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes; (c) Seller has paid all amounts for Taxes required to be paid by it except for current Taxes which are not yet due or Taxes which are being contested in good faith (as disclosed on Schedule 4.17) by appropriate proceedings diligently prosecuted; (d) no audit of Seller by any governmental taxing authority is currently pending or, to the knowledge of Seller or Seller's Parent threatened; (e) since January 1, 1994, no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by Seller, and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against Seller; and (f) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against Seller, except for routine extensions of time which have been filed or are going to be filed with respect to federal and state income taxes.

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

    4.18.  Proceedings and Judgments. Except as described on Schedule 4.18,
(a) no Proceeding (as defined in Section 1.21) is currently pending or threatened in writing, nor has any Proceeding occurred at any time since January 1, 1992, to which Seller is or was a party, or by which Seller or any of its Assets or business is or was affected; (b) no Judgment (as defined in Section 1.15) is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 1992, against Seller, or by which Seller or any of its Assets or business is or was affected; and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or threatened in writing by or against Seller at any time since January 1, 1992, and there is no basis for any such claim. As to each matter described on Schedule 4.18, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered or made available to Buyer.

    4.19. Insurance. Schedule 4.19 is an accurate and complete list and description of all Insurance Policies (as defined in Section 1.13) currently owned or maintained by Seller (excluding Insurance Policies that constitute Employee Benefit Plans described on Schedule 4.15) and all liability and errors and omissions Insurance Policies owned or maintained by Seller and/or any of its predecessors at any time since January 1, 1994. Seller has not received notice of cancellation with respect to any such current Insurance Policy, and to the best of Seller's knowledge there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Except as indicated on Schedule 4.19, accurate and complete copies of all Insurance Policies described on Schedule 4.19 have been delivered or made available to Buyer. Each such Insurance Policy is or was in full force and effect during the relevant period(s) of coverage. Except as described on Schedule 4.19, there are no claims that are pending under any of the Insurance Policies described on Schedule 4.19.

    4.20. Questionable Payments. None of the Selling Companies, nor to the best of Seller's knowledge, any of Seller's current or former partners, shareholders, directors, executives, officers, representatives, agents or employees (when acting in such capacity or otherwise on behalf of Seller or any of its predecessors), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, except where such violation was not, is not and will not be material to Seller; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made, at any time since January 1, 1992, any false or fictitious entries on the books and records of Seller; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Selling Companies; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any of the Selling Companies.

    4.21. Related Party Transactions. Except with respect to Seller's Parent's guarantee of three equipment leases, with respect to the Specified Assets or the Specified Liabilities, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between Seller and any current or former partners, shareholder, director, executive, officer or controlling Person of Seller (or any of their respective predecessors) or any other Person affiliated with Seller (or any of their respective predecessors).

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

    4.22. Brokerage Fees. Except as set forth on Schedule 4.22, no Person acting on behalf of any of the Selling Companies is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

    4.23. Full Disclosure. No representation or warranty made in writing by the Selling Companies in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. The copies of documents attached as Schedules to this Agreement or otherwise referenced on a schedule to this Agreement or otherwise in this Agreement in connection with the transactions contemplated by this Agreement, are accurate and complete in all material respects, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Buyer's understanding thereof in any respect. There is no fact known to any management employees of the Selling Companies that has not been disclosed to Buyer in the Schedules to this Agreement or otherwise in writing that has, or so far as any of management employees of the Selling Companies can reasonably foresee will have, a material adverse effect on Seller, the business of Seller, the Assets or financial condition of Seller or the ability of any of the Selling Companies to perform its obligations under this Agreement; provided, that the Selling Companies make no representations or warranties with respect to (a) the future scope of the market for, or the future market acceptance of, Seller's services and products, or (b) the budgets and forecasts for future periods that have been delivered to the Buying Companies.

5. REPRESENTATIONS OF THE BUYING COMPANIES

    Knowing that the Selling Companies rely thereon, the Buying Companies, jointly and severally, represent and warrant to the Selling Companies, and covenant with the Selling Companies, as follows:

    5.1. Organization. Buyer is a corporation that is duly organized, validly existing and in good standing under the Law (as defined in Section 1.16) of the State of Delaware. Buyer's Parent is a corporation that is duly organized, validly existing and in good standing under the Law of the State of Delaware. Buyer is a wholly owned subsidiary of Buyer's Parent. Each of Buyer and Buyer's Parent has the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement.

    5.2. Effect of Agreement. Each of the Buying Companies' execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) have been duly authorized by all necessary corporate actions by its board of directors; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which it is a party or by which it is bound; (d) do not constitute a violation of any Law (as defined in Section 1.16) or Judgment (as defined in Section 1.15) that is applicable to it or to its business or Assets, or to the transactions contemplated by this Agreement; and (e) except as stated on Schedule 5.2, do not require the Consent (as defined in Section 1.4) of any Person (as defined in Section 1.20). This Agreement constitutes the valid and legally binding agreement of each of the Buying Companies, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratoriums, fraudulent conveyance, reorganization or

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

other similar laws affecting creditors' rights generally and except that enforceability of the obligations under this Agreement is subject to the application of equitable principles or the availability of equitable remedies in any proceeding, whether at law or in equity.

      5.3. Brokerage Fees. No Person acting on behalf of any of the Buying Companies is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement.

     5.4. Full Disclosure. No representation or warranty made in writing by either of the Buying Companies in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect.

    5.5. Access to Information. Each of the Buying Companies or such company's representative has had the opportunity to ask questions of, and receive answers from, management of each of the Selling Companies concerning the assets, financial condition and other aspects of Seller's Business and to review and ask questions about the documents, contracts, records and books of the Seller's Business which were made available or delivered to such company or representative by the Selling Companies. Each of the Buying Companies or such company's representative has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Seller's Business, it being understood that in making such evaluation the Buying Companies have also relied upon the representations and warranties of the Selling Companies in this Agreement.

6. CONDITIONS TO CLOSING FOR SELLING COMPANIES

    Each obligation of Seller and Seller's Parent to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 6, except to the extent that such satisfaction is waived by the Selling Companies in writing.

    6.1. Buying Companies' Representations. All representations, warranties and certifications made by the Buying Companies in this Agreement or pursuant hereto shall not have been false or misleading in any material respect.

    6.2. Buying Companies' Performance. All of the terms and conditions of this Agreement to be satisfied or performed by the Buying Companies on or before the Closing Date shall have been substantially satisfied or performed.

    6.3. Absence of Proceedings. No Proceeding (as defined in Section 1.21) shall have been instituted (excluding any Proceeding instituted by or on behalf Seller or Seller's Parent), no Judgment (as defined in Section 1.15) shall have been issued, and no new Law (as defined in Section 1.16) shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of or any of the transactions contemplated by this Agreement.

    6.4. Hart-Scott-Rodino. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by this Agreement shall have expired, and neither the Federal Trade Commission nor Department of Justice shall have taken any action to prohibit the consummation of the transactions contemplated by this Agreement or to impose any divestiture requirement as a condition thereto.

7. CONDITIONS TO CLOSING FOR BUYING COMPANIES

    Each obligation of the Buying Companies to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 7, except to the extent that such satisfaction is waived by the Buying Companies in writing.

    7.1. Selling Companies' Representations. All representations, warranties and certifications made by the Selling Companies in this Agreement or pursuant hereto shall not have been false or misleading in any material respect.

    7.2. Selling Companies' Performance. All of the terms and conditions of this Agreement to be satisfied or performed by the Selling Companies on or before the Closing Date shall have been substantially satisfied or performed.

    7.3. Absence of Proceedings. No Proceeding (as defined in Section 1.21) shall have been instituted (excluding any Proceeding instituted by or on behalf of the Buying Companies ) no Judgment (as defined in Section 1.15) shall have been issued, and no new Law (as defined in Section 1.16) shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of or any of the transactions contemplated by this Agreement.

    7.4. Absence of Adverse Changes. There shall not have been any material adverse change or material casualty loss affecting Seller or its business, Assets or financial condition, and there shall not have been any material adverse change in the financial performance of Seller.

    7.5. Hart-Scott-Rodino. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by this Agreement shall have expired before the Closing Date, and neither the Federal Trade Commission nor Department of Justice shall have taken any action to prohibit the consummation of the transactions contemplated by this Agreement or to impose any divestiture requirement as a condition thereto.

    7.6. Consents. All of the Consents described in Schedule 4.2 shall have been obtained, unless waived by the Buying Companies.

8. CLOSING

    8.1. Closing. The transactions contemplated by this Agreement (the "Closing") shall be held on at a mutually agreeable time on April 8, 1997 (the "Closing Date"), at the law offices of Drinker Biddle & Reath in Berwyn, Pennsylvania and simultaneously at the headquarters of Premier's Subsidiary in Las Vegas, Nevada. Except to the extent prohibited by Law, the Closing shall be considered to have been effective on March 31, 1997 ("Effective Date").

    8.2. Obligations of Seller at Closing. At the Closing, the Selling Companies shall deliver to the Buying Companies the following:

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

           8.2.1 Specified Assets. Possession and control of Seller's Business and Seller's Premises (as defined in the "Background" section on page one of this Agreement and Section 8.2.9, respectively), all of the Specified Assets, and all of Seller's leased Real Property and Tangible Property (except such property included in the Excluded Assets or Excluded Contracts), including, but not limited to, all applicable keys, access cards and other entry devices.

           8.2.2 Documents of Transfer. Such bills of sale, assignments, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyer may reasonably require, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all right, title and interest in and to all of the Specified Assets, in each case in form acceptable to Seller and Buyer, dated as of the Effective Date, and duly executed and, if necessary, acknowledged by the Selling Companies.

           8.2.3 Name Change. A proper Amendment to the Premier's Articles of Incorporation, dated the Closing date and duly executed by the appropriate officers, in form acceptable for immediate filing with the appropriate office changing Seller's corporate name to a name that is not similar to Premier's current corporate name or any product or other name used by Seller and included in the Specified Assets. After the Effective Date, Premier's corporate name shall be GPMC, Inc.

           8.2.4 Incumbency Certificate. A certificate of Secretary of each of the Selling Companies as to the incumbency and signatures of their respective officers executing this Agreement.

           8.2.5 Resolutions. Copies of the resolutions duly adopted by the shareholders and board of directors of Seller, and board of directors of each of the Selling Companies authorizing them to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

           8.2.6 Good Standing. Good standing certificates for (i) Premier from the Commonwealth of Pennsylvania, the States of New York and California,
(ii) Premier's Subsidiary from the State of Nevada, and (iii) Seller's Parent from the Commonwealth of Pennsylvania; all dated no earlier than 20 days before the Closing Date.

           8.2.7 Closing Certificate. A certificate, in form and substance satisfactory to the Buying Companies, dated the Closing Date and duly executed by Premier, Premier's Subsidiary and Seller's Parent, certifying, jointly and severally, that (a) all representations and warranties made by Seller and Seller's Parent in this Agreement are correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement; (b) all of the terms and conditions of this Agreement to be satisfied or performed by Seller and/or Seller's Parent on or before the Closing Date have been substantially satisfied or performed; and (c) there has not been any material adverse change or material casualty loss affecting Seller, or its Business, Assets or financial condition, between the date of this Agreement and the Closing Date, and there has not been any material adverse change in the financial performance of Seller between the date of this Agreement and the Closing Date.

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

           8.2.8 Opinion of Counsel. An opinion of counsel to the Selling Companies addressed to the Buying Companies and dated the Closing Date, in form reasonably acceptable to the Buying Companies.

           8.2.9 Consents. A Consent to Assignment to Buyer of the Lease for Seller's leased premises located at 333 Technology Drive, Malvern, Pennsylvania ("Seller's Premises"), dated as of the Effective Date and duly executed by Seller's landlord, and consents to assignment to Buyer for of each of the Specified Contracts (as defined in Section 4.13) listed on
Schedule 4.2.

           8.2.10 Debt Payoff. Except for the Permitted Encumbrances, proper documentary evidence of the full payment and satisfaction of all debt of Seller with respect to which there are any Encumbrances upon any of the Specified Assets; together with all documents reasonably requested by Buyer to remove all such Encumbrances on the Specified Assets, including, but not limited to, UCC-3 termination forms duly executed by the secured parties and mortgage satisfaction and release forms duly executed by the mortgagees, and UCC-3 termination forms duly executed by former secured parties for which UCC-1 financing statements remain of record, in each case in form acceptable for immediate filing with the appropriate state or local governmental office.

           8.2.11 Non-Compete Agreements. Non-compete agreements duly executed by the Executive Officers of Seller substantially in the form attached to this Agreement as Exhibit 8.2.11.

           8.2.12 Restructuring Documents. All assignments and other related documents transferring any right, title or interest in any of the Specified Assets from Premier to Premier's Subsidiary.

           8.2.13 Other Documents. All other agreements, certificates, instruments and documents reasonably requested by the Buying Companies in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

    8.3. Obligations of Buying Companies at Closing. At the Closing, the Buying Companies shall deliver to the Selling Companies the following:

           8.3.1 Closing Payments. A wire transfer in the amount of the Closing Payment (as defined in Section 3.1), in accordance with Selling the Companies' proper instructions as to payment.

           8.3.2 Assumption of Liabilities. An assumption of the Specified Liabilities, in form acceptable to Buyer and Seller, dated as of the Effective Date, and duly executed by Buyer, and if necessary acknowledged by Buyer's Parent.

           8.3.3 Closing Certificate. A certificate, in form and substance satisfactory to the Sellers, dated the Closing Date and duly executed by each of the Buying Companies, certifying, jointly and severally, that (a) all representations and warranties made by each of the Buying Companies in this Agreement are correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement, and (b) all of the terms and conditions of this Agreement to be satisfied or performed by the Buying Companies on or before the Closing Date have been substantially satisfied or performed.

           8.3.4 Incumbency Certificate. A certificate of Secretary of each of the Buying Companies as to the incumbency and signatures of their respective officers executing this Agreement.

           8.3.5 Resolutions. Copies of the resolutions duly adopted by the board of directors of each of the Buying Companies authorizing them to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

           8.3.6 Good Standing. Good standing certificates for each of Buyer and Buyer's Parent from the State of Delaware, dated no earlier than 20 days before the Closing Date.

           8.3.7 Opinion of Counsel. An opinion of counsel to the Buying Companies, addressed to the Selling Companies and dated the Closing Date, in form acceptable to the Selling Companies.

           8.3.8 Other Documents. All other agreements, certificates, instruments and documents reasonably requested by the Selling Companies in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

9. CERTAIN POST-CLOSING OBLIGATIONS

    9.1. Transition and Cooperation. From and after the Closing Date, (a) the Selling Companies shall fully cooperate to transfer to the Buyer the control and enjoyment of Seller's Business and the Specified Assets; (b) the Selling Companies shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of Seller's Business and the Specified Assets; and (c) the Selling Companies shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by any of the Selling Companies or found to be in the possession of any of the Selling Companies which pertain to Seller's Business or the Specified Assets.

    9.2. Use of Names. Beginning immediately after the Closing Date, the Selling Companies shall cease all use of all corporate names, fictitious names, product names and other names used by Premier and all product names used by Premier's Subsidiary at any time on or before the Closing Date and included in the Specified Assets (it being understood that the names "Maximis" and "Imis" are not included in the Specified Assets), except as may be necessary to perform their obligations hereunder. Upon Buyer's request, Seller shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any name used by Premier or product names used by Seller at any time on or before the Closing Date. Premier shall retain the right to use its name for the purposes of (i) collecting the accounts receivable of Seller's Business recorded prior to the Closing, (ii) pay the accounts payable outstanding as of the Closing, (iii) defend or institute any legal proceeding where the cause of action arose prior to the Closing, and (iv) on-going corporate matters including but not limited to tax payments.

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

    9.3. Contract Matters. After the Closing, each Non-Assigned Contract shall be handled in accordance with the following provisions:

           9.3.1 Consent. The Selling Companies shall fully cooperate with Buyer in the Buyer's efforts to obtain Consent to the assignment of such Non-Assigned Contract. If and when Consent to assignment of such Non-Assigned Contract is obtained, such Non-Assigned Contract shall no longer be subject to the provisions of this Section 9.3.

           9.3.2 Subcontracting. Seller shall make available to Buyer all Contract Rights and other benefits of such Non-Assigned Contract, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent possible, and Buyer shall be considered an independent subcontractor or sublessee of Seller, or an agent of Seller, with respect to all matters concerning such Non-Assigned Contract. As a subcontractor, Buyer shall pay, perform and fully satisfy when due Seller's Obligations set forth in such Non-Assigned Contract. Without limiting the foregoing, Buyer shall be considered Seller's agent for purposes of (a) collecting all amounts that may be due from the other party or parties to such Non-Assigned Contract; and (b) negotiating or otherwise handling all disputes and issues that may arise in connection with such Non-Assigned Contract. Buyer shall be entitled to retain all payments due from the other party or parties under the Non-Assigned Contracts. Without Buyer's prior written consent, Seller shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Non-Assigned Contract, nor shall Seller exercise any Contract Right under such Non-Assigned Contract.

           9.3.3    Buyer's Instructions. At Buyer's direction, Seller shall
(a) notify the other party or parties to such Non-Assigned Contract that Buyer is Seller's subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Buyer; (b) agree to such amendments, modifications, extensions, renewals, terminations or other changes in the terms of such Non-Assigned Contract as Buyer determines, in its sole discretion, are advisable; and (c) exercise any Contract Right under such Non-Assigned Contract at such time and in such manner as Buyer determines, in its sole discretion, to be advisable.

           9.3.4 Collateral Assignment. Effective as of the Closing Date, Seller hereby collaterally assigns to Buyer (except and only to the extent that such collateral assignment is expressly prohibited by the terms of such Non-Assigned Contract), and grants to Buyer a security interest in, all of Seller's contract rights under such Non-Assigned Contract and all cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of Seller's obligations under this Section 9.3. Buyer shall have, and Seller shall deliver to Buyer at the Closing, possession of the original executed copy of such Non-Assigned Contract. Effective as of the Closing Date, Seller hereby appoints Buyer as Seller's attorney to take such actions, in Seller's name and on its behalf, as such attorney reasonably determines, in its sole discretion, to be necessary or advisable to protect, perfect and continue perfected the security interest granted hereunder, including, but not limited to, the execution and filing of such financing statements and other instruments and documents as such attorney reasonably determines, in its sole discretion, to be necessary or advisable for such purposes. Upon the reasonable request of the Selling Companies and provided that (i) consents have been received by Buyer for the assignment of the Non-Assigned Contracts, (ii) Buyer has entered into new Contracts with the customers which replace the Non-Assigned Contracts, or (iii) the Non-Assigned Contracts have expired or been terminated in accordance with their

                                       31

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terms, Buyer shall execute and deliver to Seller UCC-3 financing statements terminating its security interest under this Section 9.3.4.

    9.4. Certain Benefit Plans. Seller will assign its current health and dental insurance contract with Prudential Health Care to Buyer in accordance with the terms and conditions of this Section 9.4. As of the Effective Date, the Prudential Health Care contract will consist of (i) a main contract covering all of Seller's employees hired by Buyer and the COBRA benefits of the individuals listed in Sections II and IV of Schedule 9.4 ("Main Contract") and (ii) an associated contract covering the individuals listed in
Section III of Schedule 9.4 ("Associated Contract"). Buyer will be responsible for paying the premiums under the Main Contract and the Selling Companies will be responsible for paying an amount equal to the premiums under the Associated Contract. Buyer shall continue to maintain the Main Contract and the Associated Contract until their expiration dates for the benefit of Seller's employees who are hired by Buyer and for those individuals who are entitled to COBRA coverage as of the Closing Date under such contracts pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA. Buyer assumes responsibility for COBRA coverage obligations that arise with respect to any qualifying event occurring on or after the Closing Date with respect to any of Seller's employees hired by Buyer and any individual listed in Sections II, III and IV of Schedule 9.4. With respect to each individual listed in Section III of Schedule 9.4, the coverage set forth in this Section 9.4, other than COBRA coverage with respect to any qualifying event, shall only extend until the first date of employment by such individual with the buyer of the Maximis business. Seller shall provide Buyer with all reasonable assistance necessary for Buyer to satisfy its obligations under this Section 9.4. The Seller shall terminate all Seller's Retirement Plans as soon as possible after the Closing Date. Participants in the Seller's Retirement Plans shall receive distributions from the Seller's Retirement Plans in accordance with the terms of each individual plan and the requirements of applicable law.

    9.5. PSL's Operations during Earnout Period. During the Earnout Period (as defined in Section 3.6), PSL's Operations (as defined in Section 3.6.5) shall be conducted in the ordinary course of business consistent with SunGard's standard business and financial procedures.

    9.6. NIDS Twenty-First Century Operation. Following the Closing, Buyer shall, and Buyer's Parent shall cause Buyer to, use commercially reasonable efforts to (i) market or otherwise make available to customers of the NIDS Software that have Specified Contracts with terms extending into the twenty-first century or which contain a warranty or representation with respect to the operation of the NIDS Software in the twenty-first century, other appropriate SunGard products as a replacement for the NIDS Software, or
(ii) to make the NIDS Software compliant for twenty-first century operation. In connection with such commercially reasonable efforts, the Buying Companies acknowledge it is in their best interests to maintain such customers or to provide a Year 2000 solution.

    9.7. Further Assurances. At any time and from time to time after the Closing Date, at the Buying Companies' request and expense, and without further consideration, the Selling Companies shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as the Buying Companies may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

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     9.8.  Books and Records of Seller. Following the Closing, Seller and
Seller's Parent agrees to permit the Buying Companies and its representatives to inspect the books and records of Seller which are not included in the Specified Assets insofar as they related to the Specified Assets and Specified Liabilities, during regular hours and at no expense to Seller in order for the Buying Companies and such representative to obtain information relevant to the Closing Financial Statements and to the Buying Companies' tax returns, third party claims or litigation involving the Buying Companies, or as otherwise reasonably required for the conduct of the Buying Companies' business. The Selling Companies agree to maintain such books and records insofar as they related to the Specified Assets and the Specified Liabilities for a period of five (5) years after the Closing Date.

    9.9. Books and Records of Buyer. Following the Closing, the Buying Companies agree to permit the Selling Companies and their representatives to inspect the books and records of Seller which are included in the Specified Assets or insofar as they are related to the Specified Assets or the Specified Liabilities, during regular hours and at no expense to the Buying Companies in order for the Selling Companies and such representative to obtain information relevant to the Closing Financial Statements and to Seller's tax returns, third party claims or litigation involving the Selling Companies, or as otherwise reasonably required for the conduct of Seller's business. Buyer agrees to maintain such books and records insofar as they related to the Specified Assets and the Specified Liabilities for a period of five (5) years after the Closing Date.

    9.10. Cash Reconciliation. Beginning on the Effective Date, (a) all payments received by Seller on account of accounts receivable arising after the Effective Date under any Specified Contracts or Non-Assigned Contracts, and all other payments received by Seller which are properly allocable to the conduct of Seller's Business with respect to periods after the Effective Date, shall be held in trust for Buyer and shall be promptly paid to Buyer, and (b) all payments received by Buyer which are properly allocable to the conduct of Seller's Business with respect to periods before the Effective Date shall be held in trust for Seller and shall be promptly paid to Seller.

10. RESTRICTIVE COVENANTS OF THE SELLING COMPANIES

    10.1. Certain Acknowledgements. Each of the Selling Companies expressly acknowledges that:

           10.1.1 Competitive Nature of Business. Seller's Business, as conducted by Seller before Closing, and as conducted by Buyer and other existing and future subsidiaries of Buyer's Parent after Closing (Buyer's Parent, Buyer, and such other direct and indirect subsidiaries of Buyer's Parent are referred to collectively as the "SunGard Group") is highly competitive, is marketed throughout the United States, throughout Europe and in many other locations worldwide, and requires long sales "lead times" often exceeding one year. The SunGard Group expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its software and services.

           10.1.2 Access to Information. During its tenure as an owner of Seller or Seller's Assets, it has had access to proprietary and confidential property, knowledge and information of Seller's operations in connection with Seller's Business which, after Closing, shall be proprietary and confidential property, knowledge and information of the SunGard

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

Group; such property, knowledge and information must be kept in strict confidence to protect Seller's Business and maintain the SunGard Group's competitive positions in the marketplace; and such property, knowledge and information would be useful to competitors of the SunGard Group for indefinite periods of time.

           10.1.3 Basis for Covenants. The covenants of Sections 10.2, 10.3 and 10.4 (the "Covenants") and the assignment of the employment agreements of the Executive Officers of Seller are a material part of this Agreement. The Covenants of Sections 10.2 and 10.4 are an integral part of the obligations of the Selling Companies hereunder and the Covenants of Section 10.3 are an integral part of the obligations of the Buying Companies hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the SunGard Group and the Selling Companies, as applicable.

    10.2. Nondisclosure Covenants. At all times after the date of this Agreement, for an indefinite period of time, except with SunGard's prior written consent, none of the Selling Companies shall, directly or indirectly, in any capacity:

           10.2.1 General Restrictions. With respect to Seller's Business, communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the SunGard Group or concerning any of its business, software, assets or financial condition, no matter when or how such knowledge or information was obtained, including without limitation (a) any information concerning the Specified Assets, or the conduct and details of Seller's Business; (b) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (c) prices, renewal dates and other detailed terms of customer and supplier Contracts and proposals; (d) pricing policies, marketing and sales strategies, methods of delivering Software and services, and Software and service development projects and strategies; (e) source code, object code, user manuals, technical manuals and other documentation for Software products; (f) screen designs, report designs and other designs, concepts and visual expressions for Software products; (g) employment and payroll records; (h) forecasts, budgets and other nonpublic financial information; and (i) expansion plans, management policies, methods of operation, and other business strategies and policies.

           10.2.2 Software Restrictions. With respect to the Software conveyed to Buyer pursuant to this Agreement, disclose, use or refer to any proprietary software or other confidential or proprietary property, knowledge or information of the SunGard Group, no matter when or how acquired, for any purpose not in furtherance of the business and interests of the SunGard Group, including without limitation the purposes of designing, developing, marketing and/or selling any Software that is similar to, visually or functionally, or competitive with Seller's Software as it exists on, and as developed after the Effective Date by, the SunGard Group.

    10.3. Nondisclosure Covenants of the Buying Companies. At all times after the date of this Agreement, for an indefinite period of time, except with Seller's Parent's prior written consent, the Buying Companies shall not, directly or indirectly, in any capacity communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of Seller's Parent or relating to any assets of Seller not included in the Specified Assets or any obligations of

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Seller not included in the Specified Liabilities, no matter when or how such knowledge or information was obtained. For the purposes of Sections 10.5,
10.6 and 10.7, the covenants set forth in this Section 10.2 shall be deemed a Covenant.

    10.4. Noncompetition Covenants. During the period beginning on the date of this Agreement and ending on the third (3rd) anniversary of the date of this Agreement, except with SunGard's prior written consent, none of the Selling Companies shall, directly or indirectly, in any capacity, at any location worldwide:

           10.4.1 Solicitation Restrictions. Communicate with or solicit any Person who is or during such period becomes a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to, the SunGard Group, with respect to Seller's Business in any manner which interferes or might interfere with such Person's relationship with the SunGard Group with respect to Seller's Business, or in an effort to obtain any such Person as a customer, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with or similar to all or any part of Seller's Business.

           10.4.2 Software Restrictions. Market or sell, in any manner other than in furtherance of the business and interests of the SunGard Group, any Software that is similar to, visually or functionally, or competitive with any proprietary Software developed, marketed or licensed in the Seller's Business, as it exists on the Effective Date.

           10.4.3 Competing Business Restrictions. Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with or similar to all or any part of Seller's Business. Notwithstanding the foregoing, the provisions of this Section 10.4.3 shall not prevent or restrict the ability of Seller's Parent to (i) make non-controlling investments in a Person that conducts a business that is competitive with or similar to part of Seller's Business,
(ii) participate as either a general partner and/or limited partner in venture funds or other funds which make investments in a Person that conducts a business that is competitive with or similar to part of Seller's Business. For the purpose of this Section 10.4.3, the term "non-controlling" means the ownership of less than fifty percent (50%) of the voting securities of an entity or the lack of control over a majority of the board of directors.

    10.5. Certain Exclusions. Confidential and proprietary property, knowledge and information of the SunGard Group or of the Selling Companies Parent, as the case may be, shall not include any information that is (i) now known by or readily available to the general public, nor shall it include any information that in the future becomes known by or readily available to the general public other than as a result of any breach of the Covenants of this Agreement or (ii) now known or which becomes known to one party on a non-confidential basis from a third party (other than the other party or its agents or representatives) which is not prohibited from so disclosing such information because of a legal, contractual or fiduciary obligation to the other party. The ownership by any of the Selling Companies of not more than five percent (5%) of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants of Section 10.4, even if such public company competes with the SunGard Group. The operation of the Maximis business by Seller shall not constitute a breach of the Covenants of
Section 10.4.

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

    10.6. Enforcement of Covenants. Each of the parties hereto expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the other party for which money damages could not adequately compensate. If a breach of the Covenants occurs, then the non-breaching party shall be entitled, in addition to all other rights and remedies that it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching party, all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that one party or any such other Person may have against the other party shall not constitute a defense or bar to the enforcement of any of the Covenants. If either the SunGard Group or the Selling Companies must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

    10.7. Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

11. INDEMNIFICATION

    11.1. Selling Companies' Indemnification. From and after the Closing Date, the Selling Companies jointly and severally, shall indemnify and hold harmless the SunGard Group, and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any or all of the following:

           11.1.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by any of the Selling Companies, in writing, in or pursuant to this Agreement, except for any warranty or representation of the Selling Companies regarding the validity of assignment of, or the enforceability of any of the covenants with respect to non-competition and non-solicitation, in any of Seller's agreements with its current or former employees.

           11.1.2 Nonperformance. Any failure or refusal by any of the Selling Companies to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by any or all of them.

           11.1.3   Non-Assumed Obligations. Any Obligation (as defined in
Section 1.18) of Seller other than those expressly included in the Specified Liabilities including, but not limited to, (a) any of the types of Obligations specifically excluded from the Specified

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

Liabilities under Section 2.2; (b) any such Obligation that may be imposed upon the Buying Companies as a result of the failure by Seller to comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law of any jurisdiction that may be applicable to some or all of the transactions contemplated by this Agreement; (c) any such Obligation of Seller that may be imposed upon the Buying Companies or their affiliates as a result of any Law under which the Buying Companies or their affiliates may have successor liability for any Tax or other Obligations of Seller, (d) any Obligations of Seller related to Maximis, (e) the Excluded Liabilities and (f) any Obligation related to any of the Excluded Assets or Excluded Contracts.

           11.1.4 Unasserted Claims. Any action, suit or claim arising out of, caused by or based upon any act or omission of any of the Selling Companies or any of their respective shareholders, partners, directors, executives, officers, employees, agents or representatives at any time before the Closing with respect to Seller's Business, except actions, suits or claims which are disclosed in the Schedules to this Agreement.

           11.1.5 Proceedings by Employees and Related Matters. Any Proceeding against either of the Buying Companies by or on behalf of any employee of Seller who is not hired by Buyer, and any obligation arising under the WARN Act. This indemnity shall not include liability for any violation of Law by Buyer in connection with the offering of employment to such employee.

           11.1.6 Other Proceedings. Any Proceeding against either of the Buying Companies by or on behalf of any Person who, after the Closing hereunder, purchases or receives any of the stock of Seller, any of the Excluded Assets or Excluded Contracts, or any the Assets or Contracts related to Maximis which Proceeding relates to Seller, its business, Assets or ownership.

           11.1.7 NIDS Twenty-First Century Operation. Any action, suit or claim arising out of, caused by or based upon the failure of the NIDS software to operate properly in conjunction with the transition to twenty-first century with respect to Specified Contracts that have terms extending into the twenty-first century or that contain a warranty or representation with respect to operation of the software in the twenty-first century, provided that Buyer has fulfilled its obligations set forth in
Section 9.6. The indemnity set forth in this Section 11.1.7 shall be limited to a maximum aggregate amount of Three Hundred Thousand Dollars ($300,000) and shall not be subject to the limitations set forth in Section 11.4.

    11.2. Buying Companies' Indemnification. From and after the Closing Date, the Buying Companies, jointly and severally, shall indemnify and hold harmless Seller and Seller's Parent and its direct and indirect subsidiary, and their respective successors and assigns, and their respective directors, officers, employees, shareholders, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of all of the following:

           11.2.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by any of the Buying Companies, in writing, in or pursuant to this Agreement.

           11.2.2 Nonperformance. Any failure or refusal by any of the Buying Companies to satisfy or perform any covenant, term or condition of this Agreement required

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

to be satisfied or performed by any or all of them, including but not limited to the subcontracted Obligations set forth in Section 9.3.

           11.2.3 Specified Liabilities. Any Obligation of the Buying Companies included in the Specified Liabilities as set forth in Section 2.1.2.

           11.2.4 Proceedings by Employees and Related Matters. Any Proceeding against any of the Selling Companies by or on behalf of any former employee of Seller that is offered employment by Buyer with respect the hiring or employment of such employee.

    11.3. Indemnification Procedures. With respect to each event, occurrence or matter ("Indemnification Matter") as to which any member of the SunGard Group or any of the Selling Companies, as the case may be, (the "Indemnitee") is entitled to indemnification from the Selling Companies (the "Indemnitor") under this Section 11:

           11.3.1 Notice. Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third-party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice"), together with copies of any such written documents.

           11.3.2 Defense. If a third-party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the "Defense") of the Indemnification Matter, except that (a) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (b) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse affect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Defense shall be jointly controlled by the Indemnitee and the Indemnitor, with each party paying its expenses and participating through counsel of its choice; (c) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee's prior written consent, which such approval shall not be unreasonably withheld except that it shall not be unreasonable to withhold approval if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnitee; and (d) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice and after reasonable notice to Indemnitor, but at the Indemnitor's expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other.

           11.3.3 Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within fifteen (15) business days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

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           11.3.4   Sole Remedy. Neither party shall have any liability to
the other party for misrepresentation, breach of warranty or failure to fulfill any covenant or agreement to be performed at or prior to the Closing Date except pursuant to this Section 11.

    11.4.  Limits on Indemnification. The Indemnitor's liability under this
Section 11 shall be limited as follows:

           11.4.1 Deductible. No amount shall be payable by the Indemnitor under this Section 11 unless and until the aggregate amount otherwise payable by the Indemnitor under this Section 11 exceeds Two Hundred Thousand Dollars ($200,000), in which event the Indemnitor shall pay such aggregate amount and all future amounts payable by the Indemnitor under this Section 11.

           11.4.2   Ceiling. The Indemnitor's total liability under this
Section 11 shall not exceed the Purchase Price.

           11.4.3 Time Period. With respect to any Indemnification Matter, the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice with respect thereto within eighteen (18) months after the Closing Date.

           11.4.4 Exceptions. None of the foregoing limitations shall apply in the case of any Indemnification Matter involving: (i) intentional misrepresentation, fraud or criminal matters, (ii) with respect to the Selling Companies, title to or infringement (occurring before Closing) caused by any Software product which, at any time before Closing, was marketed, licensed, used, owned or claimed to have been owned by Seller, (iii) Taxes,
(iv) covenants to be performed after Closing, and (v) with respect to the Selling Companies, any unasserted claims as referenced Section 11.1.4, (vii) with respect to the Selling Companies any non-assumed Obligations, (viii) with respect to the Buying Companies, Obligations under the Specified Liabilities and subcontracted Obligations set forth in Section 9.3, and (ix) with respect to the Buying Companies, infringement to the extent caused by modifications, enhancements and changes after the Closing Date with respect to the Software conveyed to Buyer pursuant to this Agreement.

    11.5. Setoff and Holdback. In addition to all other rights and remedies that the Indemnitee may have, the Indemnitee shall have the right to setoff, against any amounts due to the Indemnitor, whether due under this Agreement, any of the other Contracts contemplated by this Agreement or otherwise, any sums for which the Indemnitee is entitled to indemnification under this
Section 11. The Indemnitee's rights to indemnification under this Section 11 shall not be in any manner limited by or to this right of setoff. If any Indemnification Matters are pending at a time when the Indemnitee is required to pay any amount due to the Indemnitor, then the Indemnitee shall have the right, upon notice to the Indemnitor, to withhold from such payment, until final determination of such pending Indemnification Matters, the total amount for which the Indemnitor may become liable as a result thereof, as determined by the Indemnitee reasonably and in good faith.

12. OTHER PROVISIONS

    12.1. Fees and Expenses. The Buying Companies shall pay all of the fees and expenses incurred by them, the Selling Companies shall pay all of the fees and expenses incurred by them, in negotiating and preparing this Agreement (and all other Contracts

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

executed in connection herewith or therewith) and in consummating the transactions contemplated by this Agreement.

 12.2. Notice. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Seller's Parent at the address specified on page one of this Agreement, attention General Counsel, shall suffice as notice to all of the Selling Companies. Notice to the Buying Companies shall be at the address specified on page one of this Agreement with a copy to SunGard Data Systems Inc., attention of the General Counsel at 1285 Drummers Lane, Wayne, PA 19087. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.2, except that any such change of address notice shall not be effective unless and until received.

    12.3. Survival of Representations and Covenants. All representations and warranties and covenants made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Effective Date, the Closing Date and the consummation of the transactions contemplated by this Agreement for the time period set forth in Section 11.4.3 or as otherwise provided in this Agreement.

    12.4. Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

    12.5. Reliance by the Buying Companies . Notwithstanding the right of the Buying Companies to investigate the business, Assets and financial condition of Seller, and notwithstanding any knowledge determined or determinable by the Buying Companies as a result of such investigation, the Buying Companies have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Selling Companies in this Agreement or pursuant hereto.

    12.6. Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, and related agreements referenced in this Agreement, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

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    12.7.  Publicity. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both the Buying Companies and the Selling Companies. Unless required by Law, none of the Selling Companies or the Buying Companies shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of the other parties. With respect to any announcement that any of the parties is required by Law or stock exchange regulation to issue, or on the reasonable advice of counsel is advised to disclose, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other parties before issuing the announcement. Notwithstanding the foregoing, Seller's Parent may file a Current Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 8-K with respect to this transaction without such review by the other parties.

    12.8. Parties in Interest. None of the parties may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other parties, provided that either Seller or Buyer may assign or otherwise transfer, including by operation of law, this Agreement to an affiliate as part of an internal corporate reorganization without such consent. This Agreement shall bind, benefit, and be enforceable by and against the parties hereto, and their respective successors and permitted assigns.

    12.9. Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

    12.10. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

    12.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

    12.12. Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

    12.13. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly requires otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection of this Agreement.

    12.14. Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE

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



PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF
LAW.

    12.15. Dispute Resolution. If any dispute arises under this Agreement (other than a dispute under Sections 3.3, 3.4, and 3.6) that is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representative of each party. If the parties are unable to resolve the dispute between them through these face-to-face negotiations within twenty (20) business days (or such other period as the parties shall otherwise agree) following the date of notification ("Notice Date") by one party to the other(s) of the existence of such dispute, then the parties shall be entitled to pursue their legal remedies. For the purposes of this
Section 12.15, the Selling Companies and the Buying Companies, respectively, shall be deemed a single party.

    12.16. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.2; and (e) the prevailing parties shall be entitled to recover their reasonable attorney's fees (including, if applicable, charges for in-house counsel) and court costs from the other parties.

    12.17. No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto and their successors and permitted assigns, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of the Selling Companies or the Buying Companies.

           (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

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EACH PARTY HAS CAUSED THIS AGREEMENT TO BE EXECUTED ON ITS BEHALF BY A DULY
AUTHORIZED OFFICER, AS OF THE DATE FIRST STATED ABOVE.

SELLING COMPANIES:


SELLER:                                     SELLER'S PARENT:


Premier Solutions Ltd.                      Safeguard Scientifics, Inc.

By: /s/ G. A. Mossman III                   By:  /s/ Glenn T. Reiger
   ------------------------------               ----------------------------

Title: President and CEO                    Title: Vice President
   ------------------------------               ----------------------------

Date: April 15, 1997                        Date:  April 15, 1997
   ------------------------------               ----------------------------


Global Software, Inc.

By: /s/ Monte L. Miller
   ------------------------------

Title:  Secretary
   ------------------------------

Date:   April 15, 1997
   ------------------------------

BUYING COMPANIES:

BUYER:
PSL Acquisition Inc.

By: /s/ Richard Tarbox
   ------------------------------

Title:  Vice President
   ------------------------------

Date:   April 15, 1997
   ------------------------------


BUYER'S PARENT:
SunGard Data Systems Inc.

By: /s/ Richard Tarbox
   ------------------------------

Title:  Vice President - Corporate Development
   -------------------------------------------

Date:   April 15, 1997
   ------------------------------


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